                                                                   EXHIBIT 10.11

                                MERGER AGREEMENT


                                  BY AND AMONG

                   CAPE FEAR PAGING COMPANY OF NORTH CAROLINA

                            CAPE FEAR PAGING COMPANY

                             CF PAGING CORPORATION

                  THE SHAREHOLDERS OF CAPE FEAR PAGING COMPANY
                OF NORTH CAROLINA, CAPE FEAR PAGING COMPANY AND
                             CF PAGING CORPORATION

                                      AND

                       SATELLINK COMMUNICATIONS, INC. AND
                             SATELLINK PAGING, LLC



                          DATED AS OF NOVEMBER 6, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1  CERTAIN DEFINITIONS...........................................    1

ARTICLE 2  MERGERS.......................................................    8
   2.01  Cape Fear Merger................................................    8
   2.02  Cape Fear Tennessee Merger......................................    9
   2.03  CF Paging Merger................................................    9
   2.04  Time and Place of Closing.......................................    9
   2.05  Effective Time..................................................    9
   2.06  Articles of Organization........................................   10
   2.07  Operating Agreement.............................................   10
   2.08  Manager.........................................................   10
   2.09  Name of Surviving Entity........................................   10

ARTICLE 3  MANNER OF CONVERTING SHARES...................................   10
   3.01  Conversion of Shares in Mergers.................................   10
   3.02  Exchange Procedures and Payments at Closing.....................   11
   3.03  Fractional Shares...............................................   11
   3.04  Rights of Shareholders..........................................   11
   3.05  Shares Held by Cape Fear or Satellink...........................   11
   3.06  Legending of Securities; Pooling Restrictions...................   11

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF CAPE FEAR,
           CAPE FEAR TENNESSEE AND CF PAGING.............................   12
   4.01  Organization and Good Standing, Power and Authority.............   12
   4.02  Capitalization and Ownership....................................   12
   4.03  Qualification...................................................   13
   4.04  No Violation of Applicable Laws or Agreements...................   13
   4.05  Financial Statements............................................   14
   4.06  Absence of Undisclosed Liabilities..............................   14
   4.07  Absence of Certain Changes......................................   15
   4.08  Tax Matters.....................................................   15
   4.09  Pending Litigation or Proceedings...............................   16
   4.10  Compliance With Applicable Laws.................................   17
   4.11  Assets..........................................................   17
   4.12  Contracts.......................................................   18
   4.13  Intellectual Property...........................................   18

   4.14  Consents and Approvals..........................................   19
   4.15  Employee Benefit Plans..........................................   20
   4.16  Compensation Arrangements; Bank Accounts;
         Officers and Directors..........................................   22
   4.17  Transactions With Related Parties...............................   22
   4.18  Labor Relations.................................................   22
   4.19  Brokerage.......................................................   23
   4.20  Year 2000.......................................................   23
   4.21  Environmental Matters...........................................   23
   4.22  Statements True and Correct.....................................   24
   4.23  Accounting, Tax and Regulatory Matters..........................   24

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS................   24
   5.01  Ownership of Shares.............................................   24
   5.02  Authority and Approval; No Breach By Agreement..................   25
   5.03  Accounting, Tax and Regulatory Matters..........................   25
   5.04  Purchase for Investment; Accredited Investor Status.............   25

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF SATELLINK AND PARENT........   26
   6.01  Organization and Good Standing; Power and Authority.............   26
   6.02  Capitalization..................................................   26
   6.03  Qualification...................................................   27
   6.04  No Violation of Applicable Laws or Agreements...................   27
   6.05  Parent Financial Statements.....................................   27
   6.06  Absence of Undisclosed Liabilities..............................   28
   6.07  Absence of Certain Changes......................................   28
   6.08  Tax Matters.....................................................   28
   6.09  Pending Litigation or Proceedings...............................   30
   6.10  Compliance With Applicable Laws.................................   30
   6.11  Assets..........................................................   30
   6.12  Contracts.......................................................   30
   6.13  Intellectual Property...........................................   32
   6.14  Consents and Approvals..........................................   33
   6.15  Employee Benefit Plans..........................................   33
   6.16  Compensation Arrangements; Bank Accounts;
         Officers and Directors..........................................   35
   6.17  Transactions With Related Parties...............................   35
   6.18  Labor Relations.................................................   35
   6.19  Brokerage.......................................................   36
   6.20  Year 2000.......................................................   36
   6.21  Environmental Matters...........................................   36

   6.22  Statements True and Correct.....................................   37
   6.23  Accounting, Tax and Regulatory Matters..........................   37

ARTICLE 7  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS...................   37
   7.01  Operation of Business Pending Closing...........................   37
   7.02  Access to Information...........................................   38
   7.03  Schedules.......................................................   39
   7.04  Best Efforts....................................................   39
   7.05  Exclusive Dealings..............................................   39
   7.06  Expenses........................................................   40
   7.07  Assignment of FCC License.......................................   40
   7.08  Irrevocable Appointment of Shareholder Representative...........   40
   7.09  Applications....................................................   42
   7.10  Filings with State Offices......................................   42
   7.11  Accounting and Tax Treatment....................................   42
   7.12  Agreements of Affiliates........................................   42

ARTICLE 8  CONDITIONS TO CLOSING.........................................   43
   8.01  Conditions To Obligations Of Satellink..........................   43
   8.02  Conditions to Obligations of Cape Fear Entities.................   46

ARTICLE 9  TERMINATION...................................................   48
   9.01  When Agreement May be Terminated................................   48
   9.02  Effect of Termination...........................................   48
   9.03  Payment of Expenses on Termination..............................   49

ARTICLE 10  INDEMNIFICATION..............................................   49
  10.01  Definitions.....................................................   49
  10.02  Agreement of Cape Fear Indemnitors to Indemnify.................   50
  10.03  Agreement of Satellink Indemnitor to Indemnify..................   50
  10.04  Procedures for Indemnification..................................   51
  10.05  Third Party Claims..............................................   52
  10.06  Other Rights and Remedies Not Affected..........................   54
  10.07  Time Limitations................................................   54
  10.08  Limitations as to Amount........................................   54
  10.09  Subrogation.....................................................   55
  10.10  Tax Effect and Insurance........................................   55

ARTICLE 11  MISCELLANEOUS................................................   55
  11.01  Nature And Survival Of Representations..........................   55

  11.02  Amendment.......................................................   55
  11.03  Waiver..........................................................   56
  11.04  Governing Law...................................................   56
  11.05  Notices.........................................................   56
  11.06  Invalid Provision...............................................   57
  11.07  Assignment......................................................   57
  11.08  Binding Effect..................................................   57
  11.09  Further Assurances..............................................   57
  11.10  Headings........................................................   57
  11.11  Person and Gender...............................................   57
  11.12  Entire Agreement................................................   57
  11.13  Arbitration.....................................................   58
  11.14  Execution in Counterparts.......................................   58

EXHIBITS:

   A           Form of Escrow Agreement
   B           Form of Affiliate Letter
   C           Form of Cape Fear Legal Opinion
   D           Form of Non-Compete Agreement
   E           Form of Satellink Legal Opinion


SCHEDULES:

   3.02        Bank Debt
   4.01        Articles and Bylaws
   4.02(a)     Cape Fear Shareholders
   4.02(b)     Cape Fear Tennessee Shareholders
   4.02(c)     CF Paging Shareholders
   4.04(b)     No Violation of Agreements
   4.04(e)     Licenses
   4.05        Financial Statements
   4.08        Tax Matters
   4.10        Compliance With Applicable Laws
   4.11        Title to Assets
   4.12        Material Contracts
   4.13        Intellectual Property
   4.14        Consents and Approvals
   4.15        Employee Benefit Plans
   4.16        Compensation Arrangements; Bank Accounts; Officers and Directors
   4.17        Related Party Transactions
   6.01        Articles and Bylaws
   6.02(a)     Parent Capitalization
   6.02(b)     Parent Subsidiary
   6.04        No Violations
   6.05        Parent Financial Statements
   6.08        Satellink Tax Matters
   6.10        Compliance With Applicable Laws
   6.11        Title to Assets
   6.12        Satellink Material Contracts
   6.13        Satellink Intellectual Property
   6.15        Satellink Employee Benefit Plans
   6.16        Satellink Compensation Arrangements
   6.17        Satellink Related Party Transactions
   7.12        Affiliates of Cape Fear
   8.01        Parties to Non-Compete Agreements

                               MERGER AGREEMENT


          THIS MERGER AGREEMENT (this "Agreement") is made as of November 6, 1998 by and among SATELLINK PAGING, LLC, a Georgia limited liability company ("SATELLINK"), SATELLINK COMMUNICATIONS, INC., a Georgia corporation ("PARENT"),
-----------                                                            ------
CAPE FEAR PAGING COMPANY OF NORTH CAROLINA, a North Carolina corporation ("CAPE
                                                                           ----
FEAR"), CAPE FEAR PAGING COMPANY, a Tennessee corporation ("CAPE FEAR
----                                                        ---------
TENNESSEE"), CF PAGING CORPORATION, a North Carolina corporation ("CF PAGING"),
                                                                   ---------
and the shareholders of each of Cape Fear, Cape Fear Tennessee and CF Paging listed on the signature pages hereto (each a person listed on either the signature pages hereto shall be referred to as a "SHAREHOLDER" and collectively,
                                                  -----------
such persons shall be referred to as the "SHAREHOLDERS").
                                          ------------

                                  BACKGROUND
                                  ----------

          The Manager of Satellink and the Boards of Directors of Parent and each Cape Fear Entity, respectively, are of the opinion that the transactions described herein are in the best interests of the parties hereto and their respective members and shareholders. This Agreement provides for the acquisition of each Cape Fear Entity by Parent pursuant to the merger of each Cape Fear Entity with and into Satellink. At the effective time of such merger, each outstanding share of capital stock of each Cape Fear Entity shall, subject to the terms and conditions of this Agreement, be converted into the right to receive shares of Satellink Common Stock and each Cape Fear Entity shall be merged with and into Satellink. Shareholders are the record and beneficial owners of all of the issued and outstanding shares of Cape Fear, Cape Fear Tennessee and CF Paging capital stock (the "CAPE FEAR SHARES," "CAPE FEAR
                                            ----------------    ---------
TENNESSEE SHARES" and "CF PAGING SHARES," respectively and, together, the
----------------       -----------------
"SHARES").  Shareholders desire to sell and Parent desires to purchase all of
-------
the Shares, upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

          As used herein and in the Schedules and Exhibits hereto, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACQUISITION PROPOSAL" is defined in Section 7.05.
           --------------------

          "ADDITIONAL SHARES" is defined in Section 10.04(e).
           -----------------

          "AFFILIATE" is defined in Section 4.15(g).
           ---------

          "AGREEMENT" means this Merger Agreement and all Schedules and Exhibits
           ---------
hereto, as the same may be supplemented, modified or amended from time to time.

          "APPLICABLE LAW" means all applicable and currently in force
           --------------
provisions of constitutions, statutes, laws, rules, regulations and orders of all Governmental Authorities.

          "ASSETS" of a Person shall mean all of the assets, properties,
           ------
businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, movable or immovable, corporeal or incorporeal, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of any such Person and wherever located, including goodwill.

          "BANK DEBT" is defined in Section 3.02.
           ---------

          "BENEFIT PLANS" is defined in Section 4.15(a).
           -------------

          "CAPE FEAR" is defined in the first paragraph of this Agreement.
           ---------

          "CAPE FEAR ARTICLES OF MERGER" means the Articles of Merger reflecting
           ----------------------------
the Cape Fear Merger as filed with the Secretary of State of Georgia.

          "CAPE FEAR ENTITY" means each of Cape Fear, Cape Fear Tennessee and CF
           ----------------
Paging, which shall collectively be referred to as the "CAPE FEAR ENTITIES."
                                                        ------------------

          "CAPE FEAR INDEMNITEE" is defined in Section 10.01.
           --------------------

          "CAPE FEAR INDEMNITOR" is defined in Section 10.01.
           --------------------

          "CAPE FEAR MERGER" means the merger of Cape Fear with and into
           ----------------
Satellink in accordance with this Agreement and the Georgia Limited Liability Company Act.

          "CAPE FEAR PAYMENT" is defined in Section 3.01(a).
           -----------------

          "CAPE FEAR SHARES" means the shares of common stock, $1.00 par value
           ----------------
per share, of Cape Fear.

          "CAPE FEAR TENNESSEE" is defined in the first paragraph of this
           -------------------
Agreement.

          "CAPE FEAR TENNESSEE ARTICLES OF MERGER" means the Articles of Merger
           --------------------------------------
reflecting the Cape Fear Tennessee Merger as filed with the Secretary of State of Georgia.

          "CAPE FEAR TENNESSEE MERGER" means the merger of Cape Fear Tennessee
           --------------------------
with and into Satellink in accordance with this Agreement and the Georgia Limited Liability Company Act.

          "CERCLA" means the Comprehensive Environmental Response, Compensation
           ------
and Liability Act of 1980, 42 U.S.C. (S) 9601 et. seq. and the regulations
                                              --- ---
promulgated thereunder.

          "CAPE FEAR TENNESSEE PAYMENT" is defined in Section 3.01(b).
           ---------------------------

          "CAPE FEAR TENNESSEE SHARES" means the shares of common stock, $1.00
           --------------------------
par value per share, of Cape Fear Tennessee.

          "CF PAGING" is defined in the first paragraph of this Agreement.
           ---------

          "CF PAGING ARTICLES OF MERGER" means the Articles of Merger reflecting
           ----------------------------
the CF Paging Merger as filed with the Secretary of State of Georgia.

          "CF PAGING MERGER" means the merger of CF Paging with and into
           ----------------
Satellink in accordance with this Agreement and the Georgia Limited Liability Company Act.

          "CF PAGING PAYMENT" is defined in Section 3.01(c).
           -----------------

          "CF PAGING SHARES" means the shares of common stock, $1.00 par value
           ----------------
per share, of CF Paging.

          "CLOSING" means the consummation of the transactions described in this
           -------
Agreement, and "CLOSING DATE" means the date upon which such consummation
                ------------
occurs.

          "CLOSING BALANCE SHEET" is defined in Section 3.03(a).
           ---------------------

          "CLOSING FINANCIAL DATA" is defined in Section 3.03(a).
           ----------------------

          "CODE" means the Internal Revenue Code of 1986, as amended, and the
           ----
rules and regulations promulgated thereunder.

          "CONFIDENTIAL INFORMATION" means any confidential or proprietary
           ------------------------
information about any Cape Fear Entity, provided that it does not include information which Satellink can demonstrate (i) is or becomes generally available to or known by the public other than as a result of improper disclosure by Satellink or (ii) is obtained by Satellink from a source other than a Cape Fear Entity, provided that such source was not bound by a duty of confidentiality to a Cape Fear Entity with respect to such information or (iii) Satellink independently develops, without recourse to the Confidential Information.

          "CONTRACT" shall mean any written or oral agreement, arrangement,
           --------
authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "EFFECTIVE TIME" means the date and time on which the Merger becomes
           --------------
effective with the Secretary of State of Georgia.

          "ENVIRONMENTAL LAWS" means CERCLA and RCRA, each as amended, together
           ------------------
with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or tic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974,
           -----
as in effect from time to time.

          "ESCROW AGENT" means First Union National Bank or such other mutually
           ------------
acceptable escrow agent as Satellink and the Shareholders shall select.

          "ESCROW AGREEMENT" means the Escrow Agreement by and among the
           ----------------
Shareholders, Parent and the Escrow Agent, substantially in the form set forth as EXHIBIT A hereto.
   ---------

          "ESCROW SHARES" means an aggregate of 253,390 shares of Satellink
           -------------
Common Stock to be issued in respect of the Payments

          "FCC" means the Federal Communications Commission.
           ---

          "FCC LICENSE" means all of the right, title and interest of any Cape
           -----------
Fear Entity and/or any Shareholder in and to licenses, permits, certificates and governmental authorizations of any Cape Fear Entity and/or any Shareholder related to the operation of a radio station, including, without limitation, FCC licenses for call signs WNCM631, WNMZ614, WPFX732, WPBK563, WNMS620, WNVW241, WNWN480, KNLW288, KNKP551, KIY778, KUC909, WNLW248, WNWK983, WNVW973 and WPHT911.

          "FINANCIAL STATEMENTS" is defined in Section 4.05.
           --------------------

          "FORMER AFFILIATE" is defined in Section 4.15(g).
           ----------------

          "GAAP" consists of the official publications of the American Institute
           ----
of Certified Public Accountants. These official publications consist of Accounting Principles, Board Opinions, Financial Accounting Standards Board Statements, and Accounting Research Bulletins. In the event there is no official pronouncement, the consensus of the accounting profession, as manifested in textbooks, for example, determines GAAP.

          "GOVERNMENTAL AUTHORITY" means any federal, state, county, local,
           ----------------------
foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

          "HAZARDOUS MATERIAL" means (i) any hazardous substance, hazardous
           ------------------
material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "INDEMNIFICATION CLAIM" is defined in Section 10.01.
           ---------------------

          "INDEMNITEES" is defined in Section 10.01.
           -----------

          "INDEMNITORS" is defined in Section 10.01.
           -----------

          "INTELLECTUAL PROPERTY" means all patents, designs, art work, designs-
           ---------------------
in progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights owned or held by any Cape Fear Entity and related to such Cape Fear Entity's business; all registrations thereof and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets or processes owned by or belonging to any Cape Fear Entity and related to such Cape Fear Entity's business; all computer software (including documentation and related object and, if applicable, source codes) owned by or belonging to any Cape Fear Entity and related to such Cape Fear

Entity's business; and all confidential or proprietary information that are either (i) owned by any Cape Fear Entity and related to such Cape Fear Entity's business, whether or not reflected on the books and records of such Cape Fear Entity, or (ii) as to which any Cape Fear Entity has rights as licensee, constituting all of the intellectual property of the Cape Fear Entities used exclusively in the Cape Fear Entities' business.

          "LIEN" shall mean any conditional sale agreement, default of title,
           ----
easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "KNOWLEDGE" with respect to the Cape Fear Entity, means those facts
           ---------
known by any executive officer of any Cape Fear Entity, including, but not limited to, V. Weyher Dawson, Jr., Neal Walker and Margaret H. Dickson and, with respect to Satellink or Parent, means those facts known by any executive officer of Satellink or Parent, including, but not limited to, Jerry W. Mayfield or Daniel D. Lensgraf.

          "LETTER OF INTENT" means that certain Letter of Intent dated by
           ----------------
Satellink on September 2, 1998 and approved and accepted by the Cape Fear Entities on September 2, 1998.

          "LOSSES" is defined in Section 10.01.
           ------

          "MATERIAL ADVERSE EFFECT" means a material adverse effect to the
           -----------------------
property, business, operations, or financial condition of any Cape Fear Entity, Satellink or Parent, as the case may be.

          "MATERIAL CONTRACTS" is defined in Section 4.12.
           ------------------

          "MERGERS" means the Cape Fear Merger, Cape Fear Tennessee Merger and
           -------
CF Paging Merger.

          "NOTIFICATION PERIOD" is defined in Section 3.03(b).
           -------------------

          "OPERATING PROPERTY" means any property owned, leased, or operated by
           ------------------
any Cape Fear Entity or in which such Cape Fear Entity holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "PARENT" is defined in the first paragraph of this Agreement.
           ------

          "PARENT FINANCIAL STATEMENTS" is defined in Section 6.05.
           ---------------------------

          "PARTICIPATION FACILITY" shall mean any facility or property in which
           ----------------------
any Cape Fear Entity participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PAYMENTS" means, collectively, the Cape Fear Payment, the Cape Fear
           --------
Tennessee Payment and the CF Paging Payment.

          "PERMITTED ENCUMBRANCES" means (i) liens for taxes not yet due and
           ----------------------
payable, (ii) personal property leases, and (iii) with respect to Real Property, privileges, easements, rights of way, licenses, covenants, zoning and other restrictions of record, which individually or in the aggregate do not affect the current uses of the Real Property.

          "PERSON" means an individual, corporation, partnership, association,
           ------
trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. (S)
           ----
6901 et. seq. and the regulations promulgated thereunder.

          "REDUCED SHARE PRICE" is defined in Section 10.04(e).
           -------------------

          "REDUCED VALUE" is defined in Section 10.04(e).
           -------------

          "RELATED PARTY" means any of the officers or directors of any Cape
           -------------
Fear Entity or any Satellink Entity, as appropriate; any affiliate or relative of any such person; or any business or entity in which any Cape Fear Entity or any Satellink Entity, as appropriate, or any affiliate or relative of any such person has any direct or material indirect interest.

          "REPRESENTATIVE" is defined in Section 7.08.
           --------------

          "RETURNED SHARES" is defined in Section 10.04(f).
           ---------------

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts,
           ------
options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SATELLINK" is defined in the first paragraph of this Agreement.
           ---------

          "SATELLINK BENEFIT PLANS" is defined in Section 6.11.
           -----------------------

          "SATELLINK COMMON STOCK" means the Class A common stock, $0.01 par
           ----------------------
value per share, of Parent.

          "SATELLINK ENTITY" means each of Parent and Satellink, which shall
           ----------------
collectively be referred to as the "SATELLINK ENTITIES."
                                    -------------------

          "SATELLINK INDEMNITEE" is defined in Section 10.01.
           --------------------

          "SATELLINK INDEMNITOR" is defined in Section 10.01.
           --------------------

          "SATELLINK MATERIAL CONTRACT" is defined in Section 6.11.
           ---------------------------

          "SECURITIES ACT" means the Securities Act of 1933, as amended.
           --------------

          "SHAREHOLDER" is defined in the first paragraph of this Agreement.
           -----------

          "SHARES" is defined in the second paragraph of this Agreement.
           ------

          "SURVIVING ENTITY" means the entity surviving the Merger.
           ----------------

          "TAX RETURNS" means all returns or reports, including accompanying
           -----------
schedules, with respect to Taxes.

          "TAXES" means all federal, state, local and foreign income, premium,
           -----
payroll, withholding, excise, sales, use, real and personal property, use and occupation, mercantile, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.

          "THIRD PARTY CLAIM" is defined in Section 10.01.
           -----------------

          "THRESHOLD AMOUNT" is defined in Section 10.08.
           ----------------

                                   ARTICLE 2
                                    MERGERS

          2.01  Cape Fear Merger.  Subject to the terms and conditions of this
                ----------------
Agreement, at the Effective Time, Cape Fear shall be merged with and into Satellink in accordance with the applicable provisions of the Georgia Limited Liability Company Act and the North Carolina Business Corporation Law. Satellink shall be the Surviving Entity resulting from the Cape Fear Merger and shall continue to be governed by the laws of the State of Georgia. The Cape Fear Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the Manager and Board of Directors of Satellink and Cape Fear, respectively.

          2.02  Cape Fear Tennessee Merger.  Subject to the terms and
                --------------------------
conditions of this Agreement, at the Effective Time, Cape Fear Tennessee shall be merged with and into Satellink in accordance with the applicable provisions of the Georgia Limited Liability Company Act and the Tennessee Business Corporation Law. Satellink shall be the Surviving Entity resulting from the Cape Fear Merger and shall continue to be governed by the laws of the State of Georgia. The Cape Fear Tennessee Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the Manager and Board of Directors of Satellink and Cape Fear Tennessee, respectively.

          2.03  CF Paging Merger.  Subject to the terms and conditions of this
                ----------------
Agreement, at the Effective Time, CF Paging shall be merged with and into Satellink in accordance with the applicable provisions of the Georgia Limited Liability Company Act and the North Carolina Business Corporation Law. Satellink shall be the Surviving Entity resulting from the CF Paging Merger and shall continue to be governed by the laws of the State of Georgia. The CF Paging Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the Manager and Board of Directors of Satellink and CF Paging, respectively.

          2.04  Time and Place of Closing.  The Closing will take place at
                -------------------------
9:00 AM (Atlanta, Georgia time) on the later to occur of December 11, 1998 or the last business day of the month in which the FCC approves the transfer of the FCC Licenses to Satellink pursuant to SECTION 7.08. The place of the Closing will be at the offices of Alston & Bird llp, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or such other place as may be mutually agreed upon by the parties.

          2.05  Effective Time.  The Mergers and other transactions
                --------------
contemplated by this Agreement shall become effective on the later of the date and at the later of the time the Cape Fear Articles of Merger reflecting the Cape Fear Merger, the Cape Fear Tennessee Articles of Merger reflecting the Cape Fear Tennessee Merger and the CF Paging Articles of Merger reflecting the CF Paging Merger, become effective with the Secretary of State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the parties in writing, the parties shall use their reasonable efforts to cause the Effective Time to occur at the close of business on the Closing Date.

          2.06  Articles of Organization.  The articles of organization of
                ------------------------
Satellink in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity at the Effective Time.

          2.07  Operating Agreement.  The operating agreement of Satellink in
                -------------------
effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity at the Effective Time.

          2.08  Manager.  From and after the Effective Time, the Manager of
                -------
Satellink in office immediately prior to the Effective Time shall remain the Manager of the Surviving Entity and shall continue to hold such office from the Effective Time until its successor is appointed in the manner provided by the operating agreement of the Surviving Entity.

          2.09  Name of Surviving Entity.  The name of the Surviving Entity
                ------------------------
will be Satellink Paging, LLC.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

          3.01  Conversion of Shares in Mergers.  Subject to the provisions of
                -------------------------------
this Article 3, at the Effective Time, by virtue of the Mergers and without any action on the part of the Shareholders, the Shares, issued and outstanding at the Effective Time shall be converted as follows:

                (a) Each Cape Fear Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 4.29424 shares of Satellink Common Stock (the "CAPE FEAR PAYMENT").
            -----------------

                (b) Each Cape Fear Tennessee Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 8,183.6 shares of Satellink Common Stock (the "CAPE FEAR TENNESSEE PAYMENT"); and
                             ---------------------------

                (c) Each CF Paging Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 66.821857 shares of Satellink Common Stock (the "CF PAGING PAYMENT").
            -----------------

          3.02  Exchange Procedures and Payments at Closing.  At the Closing,
                -------------------------------------------
each Shareholder shall surrender the certificate or certificates representing the Shares issued and outstanding at the Effective Time to Satellink, all such certificates to be duly endorsed in blank or accompanied by a duly executed assignment separate from such certificate. Shareholders shall, upon surrender of such certificate or certificates, receive in exchange therefor on the Closing Date the Payments, less such Shareholder's pro rata portion of the Escrow Shares. The Escrow Shares shall be issued and held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. Prior to delivering the Payments to Shareholders, Satellink shall deliver to each of the Cape Fear Entities' lenders a wire transfer in an amount equal to the amount necessary to repay all debts for money borrowed of the Cape Fear Entities ("BANK DEBT") set forth on SCHEDULE
                                               ---------                --------
3.02, including all interest and prepayment penalties due and payable.
----

          3.03  Fractional Shares.  Notwithstanding any other provision of
                -----------------
this Agreement, each holder of Shares exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Satellink Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Satellink Common Stock multiplied by the market value of one share of Satellink Common Stock at the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. For purposes of this Agreement, the market value of one share of Satellink Common Stock at the Effective Time shall be $9.00.

          3.04  Rights of Former Shareholders.  At the Effective Time, the
                -----------------------------
stock transfer books of each Cape Fear Entity shall be closed and no transfer of Shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of SECTION 3.02 of this Agreement, each certificate theretofore representing Shares shall from and after the Effective Time represent for all purposes only the right to receive the Payments.

          3.05  Shares Held by Cape Fear or Satellink.  Each of the Shares
                -------------------------------------
held by any Cape Fear Entity or by any Satellink Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.06  Legending of Securities; Pooling Restrictions.  Each
                ---------------------------------------------
certificate for Satellink Common Stock to be issued to the Shareholders shall bear the following legend:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES
                OF CAPE FEAR, CAPE FEAR TENNESSEE AND CF PAGING

          Cape Fear, Cape Fear Tennessee and CF Paging, jointly and severally, hereby represent and warrant to Satellink as of the date hereof as follows:

          4.01  Organization and Good Standing; Power and Authority.  Each
                ---------------------------------------------------
Cape Fear Entity is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Cape Fear Entity has the requisite corporate power and authority to own or lease its properties and assets. Each Cape Fear Entity has the requisite power, corporate or otherwise, and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Cape Fear Entity of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of each Cape Fear Entity. This Agreement has been duly and validly executed and delivered by each Cape Fear Entity and constitutes each Cape Fear Entity's valid and binding obligation, and is enforceable against each Cape Fear Entity in accordance with its terms. The copies of the articles of incorporation and bylaws of each Cape Fear Entity, as amended to date, which are attached as SCHEDULE 4.01, and copies of the
                                       -------------
corporate minutes of each of Cape Fear Entity, which have been made available to Satellink for review, are correct and complete and are in full force and effect. The stock record books of each Cape Fear Entity, which have been made available to Satellink for review, contain complete and accurate records of the stock ownership of each Cape Fear Entity.

          4.02  Capitalization and Ownership.
                ----------------------------

                (a) Cape Fear's authorized capital stock consists of one hundred thousand (100,000) shares of common stock, $1.00 par value, of which one hundred thousand (100,000) shares are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of Cape Fear capital stock have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of Cape Fear have been issued in violation of any preemptive rights of the current or past shareholders of Cape Fear. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of Cape Fear and no securities convertible into or exchangeable for any of such capital stock. The Shareholders listed on SCHEDULE 4.02(A) own
                                                           ----------------
all of the issued and outstanding shares of Cape Fear capital stock, free and clear of all liens, privileges, pledges, mortgages, claims, charges, security interests and other encumbrances or adverse claims of any kind or nature. Cape Fear does not, directly or indirectly, own any stock of, or any other interest in, any Person.

                (b) Cape Fear Tennessee's authorized capital stock consists of one million (1,000,000) shares of common stock, $1.00 par value, of which two hundred (200) shares are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of Cape Fear Tennessee capital stock have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of Cape Fear Tennessee have been issued in violation of any preemptive rights of the current or past shareholders of Cape Fear Tennessee. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of Cape Fear Tennessee and no securities convertible into or exchangeable for any of such capital stock. The Shareholders listed on SCHEDULE 4.02(B) own all of the issued and outstanding shares of Cape
          ----------------
Fear Tennessee capital stock, free and clear of all liens, privileges, pledges, mortgages, claims, charges, security interests and other encumbrances or adverse claims of any kind or nature. Cape Fear Tennessee does not, directly or indirectly, own any stock of, or any other interest in, any Person.

                (c) CF Paging's authorized capital stock consists of one hundred thousand (100,000) shares of common stock, $1.00 par value, of which seven thousand (7,000) shares are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of CF Paging capital stock have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of CF Paging have been issued in violation of any preemptive rights of the current or past shareholders of CF Paging. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of CF Paging and no securities convertible into or exchangeable for any of such capital stock. The Shareholders listed on SCHEDULE 4.02(C) own
                                                           ----------------
all of the issued and outstanding shares of CF Paging capital stock, free and clear of all liens, privileges, pledges, mortgages, claims, charges, security interests and other encumbrances or adverse claims of any kind or nature. CF Paging does not, directly or indirectly, own any stock of, or any other interest in, any Person.

          4.03  Qualification.  Each Cape Fear Entity is duly qualified or
                -------------
licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under all Applicable Laws.

          4.04  No Violation of Applicable Laws or Agreements.  The execution
                ---------------------------------------------
and delivery of this Agreement by each Cape Fear Entity does not, and the consummation of the Mergers and the other transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by each Cape Fear Entity, will not (a) violate or conflict with any provision of any Cape Fear Entity's articles of incorporation or bylaws; (b) except as set forth on SCHEDULE 4.04(B), violate, conflict with or result in the breach or
   ----------------
termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement (including, but not limited to airtime purchase agreements, tower leases and rental agreements) or instrument to which any Cape Fear Entity is a party or by which any Cape Fear Entity or any of their respective assets may be bound or affected; (c) violate any Applicable Law; (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any Cape Fear Entity's assets or give to others any interests or rights therein; other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; or (e) except for those licenses described on SCHEDULE 4.04(E) as to which governmental approval is required in
             ----------------
connection with the Merger, result in the revocation or suspension of any license or permit held by any Cape Fear Entity.

          4.05  Financial Statements.  Attached hereto as SCHEDULE 4.05 are
                --------------------                      -------------
(a) the unaudited consolidating balance sheet of the Cape Fear Entities as of September 30, 1998 and the audited consolidated balance sheets of the Cape Fear Entities as of December 31, 1997, 1996 and 1995 and the related consolidating statement of income, stockholders' equity and statement of cash flows of the Cape Fear Entities for the nine months ended September 30, 1998 and consolidated statements of income, stockholders' equity and statements of cash flows of the Cape Fear Entities for the years ended December 31, 1997, 1996 and 1995 (the "FINANCIAL STATEMENTS"). The Financial Statements (a) have been prepared in
---------------------
accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of each of the Cape Fear Entities as of the dates indicated and present fairly the results of the Cape Fear Entities' operations for the periods then ended, and (c) are in accordance with the books and records of the Cape Fear Entities, which have been properly maintained and are complete and correct in all material respects.

          4.06  Absence of Undisclosed Liabilities. No Cape Fear Entity has
                ----------------------------------
any liabilities, whether absolute, contingent or conditional, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Cape Fear Entity, except liabilities which are accrued or reserved against in the consolidated balance sheets of the Cape Fear Entities as of September 30, 1998, included in the Financial Statements or reflected in the notes thereto. No Cape Fear Entity has incurred or paid any liability, whether absolute, contingent or conditional, since September 30, 1998, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on any Cape Fear Entity, or (ii) in connection with the transactions contemplated by this Agreement. No Cape Fear Entity is directly or indirectly liable, by guarantee, indemnity or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability, whether absolute or contingent, known or unknown, of any other Person.

          4.07  Absence of Certain Changes.  Since September 30, 1998 (a)
                --------------------------
there have been no events, changes or occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect upon any Cape Fear Entity, and (b) no Cape Fear Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or omitted after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of the Cape Fear Entities provided in Article 6. Since September 30, 1998, the business of each Cape Fear Entity has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated in this Agreement.

          4.08  Tax Matters.
                -----------

                (a) All Tax Returns required to be filed by or on behalf of each Cape Fear Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent applicable year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes and other related liabilities due and owing with respect to periods preceding the Effective Time have been paid, accrued on the Financial Statements or, in the case of financial statements of the Cape Fear Entities prepared in the ordinary course of business covering the period from January 1, 1998 through the Effective Time, will be accrued on such financial statements, whether or not such Taxes or other liabilities are shown on filed Tax Returns. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation pending or, threatened with respect to any Taxes, except as reserved against in the Financial Statements. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation regarding Tax Returns have been paid. No Cape Fear Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens, privileges, pledges, mortgages or security interests on any of the assets of any Cape Fear Entity resulting from any failure (or alleged failure) to pay any Tax. Attached to SCHEDULE 4.08 are correct and complete
                                     -------------
copies of each of the Cape Fear Entities' federal and state income tax returns for the years ended December 31, 1994, 1995, 1996 and 1997.

                (b) No Cape Fear Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                (c) Adequate provision for any Taxes due or to become due for each Cape Fear Entity for the period or periods through and including the Effective Date have been provided for on the Financial Statements in accordance with GAAP.

                (d) Deferred Taxes of each Cape Fear Entity have been provided for on the Financial Statements in accordance with GAAP.

                (e) Each Cape Fear Entity is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code

                (f) No Cape Fear Entity has (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
Section 338(g) or 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this agreement) that under any circumstance would obligate any Cape Fear Entity or the Surviving Entity , to make payments that will not be deductible because of Section 280G or 162(m) of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. No Cape Fear Entity is a "United States Real Property Holding Company" within the meaning of Section 897 of the Code. Each Cape Fear Entity has disclosed in accordance with applicable law on its federal income tax returns all positions therein that could give rise to an understatement of federal income tax.

                (g) No Cape Fear Entity has (i) been a member of an affiliated group filing a consolidated federal income tax return or (ii) been liable for taxes of any person or entity under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

          4.09  Pending Litigation or Proceedings.  There are no claims,
                ---------------------------------
suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of any Cape Fear Entity, threatened, against or otherwise relating to or involving any Cape Fear Entity or any of their respective properties or assets, the outcome of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to affect the ability of any Cape Fear Entity to consummate the transactions contemplated by this Agreement.

    4.10  Compliance With Applicable Laws.  No Cape Fear Entity is in
          -------------------------------
violation of any Applicable Law. Each Cape Fear Entity holds all licenses, permits, registrations and other authorizations required to conduct its business, and all such licenses, permits, registrations and other authorizations are listed on SCHEDULE 4.10 and are valid and in full force and effect and there
              -------------
has occurred no default under any such license, permit, registration or other authorization is in material compliance with all such licenses, permits, registrations and authorizations. No Cape Fear Entity is subject to any judgment, order, writ, injunction or decree issued by any court or any governmental agency.

    4.11  Assets.
          ------

          (a) Except as set forth on SCHEDULE 4.11, each Cape Fear Entity has
                                     -------------
good, valid and marketable title, free and clear of all liens, pledges, mortgages, claims, charges, security interests and other encumbrances of any kind or nature to all of its Assets. All tangible and/or corporeal properties used in the business of the Cape Fear Entities are in working condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Cape Fear Entities' past practices.

          (b) All items of inventory of the Cape Fear Entities reflected on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Cape Fear Entities are a part.

          (c) The accounts receivable of the Cape Fear Entities as set forth on the most recent balance sheet included in the Financial Statements delivered prior to the date of this agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not, to the Knowledge of any Cape Fear Entity, subject to valid defenses, set-offs or counterclaims; and, to the Knowledge of any Cape Fear Entity, are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

          (d) All Assets which are material to the Cape Fear Entities' business on a consolidated basis and are held under leases or subleases by any Cape Fear Entity are held under valid Contracts that are enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

          (e) No Cape Fear Entity has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Cape Fear Entity under such policies.

          (f) The Assets of each of the Cape Fear Entities include all Assets required to operate the business of the Cape Fear Entities as presently conducted.

    4.12  Contracts.  The Assets of the Cape Fear Entities include all
          ---------
of the contracts, airtime purchase agreements, leases, warranties, commitments, agreements, arrangements and purchase and sales orders, whether oral or written, pursuant to which any Cape Fear Entity enjoys any right or benefit in connection with the Cape Fear Entities' business, whether or not reflected upon the books and records of the Cape Fear Entities, together with the right of the Cape Fear Entities to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date. SCHEDULE 4.12 contains a correct and complete list of
                         -------------
all contracts, leases, warranties, legal commitments, agreements, arrangements, whether oral or written, pursuant to which any Cape Fear Entity enjoys any rights or benefits or undertakes any obligations or liabilities that (i) have a duration of twelve (12) months or more and which are not terminable by such Cape Fear Entity without penalty upon thirty (30) days or less prior written notice,
(ii) require or could reasonably be expected to require any party thereto to pay $25,000 or more, or (iii) are between any Cape Fear Entity and any shareholder or employee thereof or Related Party (collectively, the "MATERIAL CONTRACTS").
                                                         ------------------
All Material Contracts are in full force and effect, and no Cape Fear Entity nor, to the knowledge of any Cape Fear Entity, any other party thereto is in default under nor has any event occurred which with the passage of time or giving notice or both would result in any party to a Material Contract being in default under any of the terms thereof.

    4.13  Intellectual Property.  SCHEDULE 4.13 contains a true and
          ---------------------   -------------
correct list of all Intellectual Property owned or used by any Cape Fear Entity or any affiliate of any Cape Fear Entity relating to or used or useful in connection with the Cape Fear Entities' business, containing a brief description of each item of Intellectual Property and the nature of such Cape Fear Entity's interest therein. The Assets of the Cape Fear Entities include and, upon the consummation of the transactions contemplated by this Agreement, Satellink will own or have the right to use all patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information necessary for the conduct of the cape Fear Entities' business as presently conducted. No claim is pending or, to the Knowledge of any Cape Fear Entity threatened, and no Cape Fear Entity has received notice that the conduct of the Cape Fear Entities' business (including without limitation, the Cape Fear Entities' use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is any Cape Fear Entity aware of any unasserted claim the assertion of which is probable. To the Knowledge of each Cape Fear Entity, no use by any Cape Fear Entity of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the Knowledge of any Cape Fear Entity threatened, which alleges that any Intellectual Property owned or licensed by any Cape Fear Entity for use in the Cape Fear Entities' business or which any Cape Fear Entity otherwise has the right to use is invalid or unenforceable by the Cape Fear Entities', nor is any Cape Fear Entity aware of any such claim that is unasserted, but the assertion of which is probable. With respect to the Cape Fear Entities' business, no Cape Fear Entity manufactures products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. No royalties or fees are payable by any Cape Fear Entity to anyone for use of the Intellectual Property. True, correct, and complete copies of all agreements pursuant to which any Cape Fear Entity has any license or right to use any Intellectual Property are attached to SCHEDULE 4.13. All such
                                                       -------------
agreements are in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. With respect to the Cape Fear Entities' business, no Cape Fear Entity has received any notice that any operation or machinery employed by the Cape Fear Entities, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is any Cape Fear Entity aware of any unasserted claim the assertion of which is probable. All Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Satellink without the consent of any third party.

    4.14  Consents and Approvals.  Except as set forth on SCHEDULE 4.14,
          ----------------------                          -------------
the execution, delivery and performance of this Agreement by each of Cape Fear Entity and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

    4.15  Employee Benefit Plans.
          ----------------------

          (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by any Cape Fear Entity for the benefit of any current or former employee of any Cape Fear Entity, other than a multiemployer plan as defined in Section 3(37) of the ERISA, are those listed on SCHEDULE 4.15 (the "BENEFIT PLANS").
                           -------------       -------------

          (b) Each Cape Fear Entity and each of the Benefit Plans are in compliance with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

          (c) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

          (d) To the Knowledge of each Cape Fear Entity, there are (i) no pending investigations by any Governmental Authority involving the Benefit Plans, (ii) no termination proceedings involving the Benefit Plans, (iii) no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, and (iv) no facts which could give rise to any material liability in the event of such investigation, claim, suit or proceeding.

          (e) To the Knowledge of each Cape Fear Entity, neither the Benefit Plans, any Cape Fear Entity, any employee of any Cape Fear Entity nor any trusts created thereunder or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any Cape Fear Entity to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

          (f) No Benefit Plan subject to Title IV of ERISA has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
Section 412 of the Code.

Each Cape Fear Entity has furnished to Satellink the most recent actuarial report with respect to each Benefit Plan that is a defined benefit pension plan as defined by Section 3(35) of ERISA. The information supplied to the actuary by each of Cape Fear Entity for use in preparing those reports was complete and accurate and no Cape Fear Entity has reason to believe that the conclusions expressed in those reports are incorrect.

          (g) At no time for which any relevant statute of limitations remains open have (a) any Cape Fear Entity, (b) any employer that is, together with any Cape Fear Entity, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code (an "AFFILIATE"), or (c) any employer that was at any time
                        ---------
after September 2, 1984, an Affiliate of any Cape Fear Entity (a "FORMER
                                                                  ------
AFFILIATE"), incurred any liability which could subject Satellink, or any Cape
---------
Fear Entity to liability under Section 4062, 4063 or 4064 of ERISA.

          (h) At no time for which any relevant statute of limitations remains open has any Cape Fear Entity or any Affiliate or Former Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of
Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of
Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

          (i) Each Cape Fear Entity has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of any Cape Fear Entity for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

          (j) No Cape Fear Entity has incurred or is reasonably likely to incur any liability that is or could reasonably be expected to become a liability of any Cape Fear Entity with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (k) No payment which is or may be made by any Cape Fear Entity, or from any Benefit Plan, to any employee, former employee, director or agent of any Cape Fear Entity under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 280G of the Code.

          (l) No Cape Fear Entity has incurred any liability to provide death or medical benefits with respect to any current or former employee of any Cape Fear Entity beyond retirement or other termination of employment other than as required by Section

4890B of the Code, benefit provisions under any employee pension benefit plan, deferred compensation accrued on the Cape Fear Entities' books, disability benefits which have been fully provided for by insurance or otherwise, or a severance pay plan.

    4.16  Compensation Arrangements; Bank Accounts; Officers and
          ------------------------------------------------------
Directors.  SCHEDULE 4.16 sets forth the following information including, where
---------   -------------
applicable, a copy of any relevant document reflecting such information:

          (a) the name and current annual salary, including any bonus, if applicable, of each of the present officers and employees of each of Cape Fear Entity whose current annual salary, including any promised or customary bonus, equals or exceeds $50,000, together with a statement of the full amount of all cash remuneration paid by any Cape Fear Entity to each such person and to any director of any Cape Fear Entity, during the twelve-month period preceding the date hereof;

          (b) the name of each bank, brokerage house or other financial institution in which any Cape Fear Entity has an account or safe deposit box, the identifying numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto; and

          (c) the name and title of each director and officer of each Cape Fear Entity and of each trustee, fiduciary or plan administrator of each Benefit Plan.

    4.17  Transactions With Related Parties.  Except as set forth on
          ---------------------------------
SCHEDULE 4.17, no Related Party:
-------------

          (a) has borrowed money or loaned money to any Cape Fear Entity which will not be repaid on or before Closing;

          (b) has any contractual or other claim against any Cape Fear
Entity; or

          (c) had, since January 1, 1993, any interest in any property or assets used by any Cape Fear Entity in its business.

    4.18  Labor Relations.  (a) No employee of any Cape Fear Entity is
          ---------------
represented by any union or other labor organization; (b) there is no material unfair labor practice complaint against any Cape Fear Entity pending or overtly threatened before the National Labor Relations Board; and (c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving any Cape Fear Entity.

    4.19  Brokerage.  No Cape Fear Entity nor any Shareholder has made
          ---------
any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

    4.20  Year 2000.  Each Cape Fear Entity's hardware and software
          ---------
systems include design, performance and functionality so that no Cape Fear Entity reasonably expects to experience invalid or incorrect results or abnormal hardware or software operation related to calendar year 2000. Each Cape Fear Entity's hardware and software systems include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface date data values that reflect the century.

    4.21  Environmental Matters.
          ---------------------

          (a) To the Knowledge of each Cape Fear Entity, each Cape Fear Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Cape Fear Entities.

          (b) To the Knowledge of each Cape Fear Entity, there is no litigation pending or threatened before any court, Governmental Authority, or authority or other forum in which any Cape Fear Entity or any of its Operating Properties or Participation Facilities (or any Cape Fear Entity in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Cape Fear Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Cape Fear Entities, nor is there any reasonable basis for any litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Cape Fear Material Adverse Effect on the Cape Fear Entities.

          (c) During the period of (i) any Cape Fear Entity's ownership or operation of any of their respective current properties, (ii) any Cape Fear Entity's participation in the management of any Participation Facility, or (iii) any Cape Fear Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Cape Fear Entities. Prior to the period of (i) any Cape Fear Entity's ownership or operation of any of their respective current properties,
(ii) any Cape Fear Entity's participation in the management of any Participation Facility, or (iii) any Cape Fear Entity's holding of a security interest in a Operating Property, to the Knowledge of any Cape Fear Entity, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Cape Fear Entities.

    4.22  Statements True and Correct.  No statement, certificate,
          ---------------------------
instrument, or other writing furnished or to be furnished by any Cape Fear Entity or any Affiliate thereof to Satellink pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Cape Fear Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

    4.23  Accounting, Tax and Regulatory Matters.  No Cape Fear Entity
          --------------------------------------
or any Shareholder or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(c) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

    Each Shareholder hereby represents and warrants to Satellink and Parent as follows:

    5.01  Ownership of Shares.  Such Shareholder is the owner of
          -------------------
all right, title and interest (legal and beneficial) in and to that number of shares Cape Fear Common Stock, Cape Fear Tennessee Common Stock and CF Paging Common Stock listed opposite the name of such Shareholder on SCHEDULES 4.02(A), 4.02(B) AND 4.02(C), free and clear of any and all Liens of any nature whatsoever. Except as specifically contemplated by this Agreement, no person or entity has any Contract or Right (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase of any of shares of Cape Fear Common Stock, Cape Fear Tennessee Common Stock or CF Paging Common Stock from such Shareholder.

    5.02  Authority and Approval; No Breach By Agreement.  Such
          ----------------------------------------------
Shareholder has the full power, authority and capacity necessary to enter into and perform its obligations under this Agreement, to assign, transfer, convey and deliver the shares of Cape Fear Common Stock, Cape Fear Tennessee Common Stock or CF Paging Common Stock so owned by such Shareholder pursuant to this Agreement, and to consummate the transactions contemplated hereby. As of the date hereof, this Agreement has been duly executed and delivered by such Shareholder, and constitutes a legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). No notice to, filing with, or consent of, any public body or authority or other Person is necessary for the consummation by such Shareholder of the transactions contemplated in this Agreement. Such Shareholder agrees that it will not seek to assert dissenters' rights to which such Shareholder would otherwise be entitled.

    5.03  Accounting, Tax and Regulatory Matters. Neither such Shareholder nor
          --------------------------------------
any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(c) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any consents of any regulatory authorities or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    5.04  Purchase for Investment; Accredited Investor Status.  Such
          ---------------------------------------------------
Shareholder is acquiring the shares of Satellink Common Stock to be issued pursuant to this Agreement for investment only, for such Shareholder's own account and not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof or participation therein. Such Shareholder is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Such Shareholder understands that the shares of Satellink Common Stock to be issued pursuant to this Agreement have not been, and will not be, registered under the 1933 Act in reliance upon the representations set forth herein.

                                   ARTICLE 6
            REPRESENTATIONS AND WARRANTIES OF SATELLINK AND PARENT

    Satellink and Parent, jointly and severally, hereby represent and warrant to the Cape Fear Entities and Shareholders as of the date hereof as follows:

    6.01  Organization and Good Standing; Power and Authority. Satellink is a
          ---------------------------------------------------
limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Satellink Entity has the requisite power and authority to own or lease its assets as now owned or leased, and to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Satellink Entity of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each Satellink Entity. This Agreement has been duly and validly executed and delivered by each Satellink Entity and constitutes each Satellink Entity's valid and binding obligation, enforceable against such Satellink Entity in accordance with its terms. The copies of the articles of incorporation, articles of organization, operating agreement and bylaws of each Satellink Entity, as amended to date, which are attached as SCHEDULE 6.01, and
                                                            -------------
copies of the corporate minutes of each Satellink Entity, which have been made available to the Cape Fear Entities for review, are correct and complete and are in full force and effect. The record books of each Satellink Entity, which have been made available to the Cape Fear Entities for review, contain complete and accurate records of the equity ownership of each Satellink Entity.

    6.02  Capitalization. Parent's authorized capital stock consists of:
          --------------
(i) fifty million (50,000,000) shares of Class A common stock, $.01 par value, of which three million fifty four thousand three hundred seventy seven (3,054,377) shares are currently issued and outstanding and none of which are held in its treasury; (ii) twenty thousand (20,000) shares of Class B common stock, $.01 par value, none of which are currently issued and outstanding and none of which are held in treasury; (iii) seven thousand five hundred (7,500) shares of Series A convertible preferred stock, $.01 par value, of which seven thousand three hundred sixty (7,360) shares are currently issued and outstanding and none of which are held in treasury; (iv) thirty thousand (30,000) shares of Series B convertible preferred stock, $.01 par value, none of which are currently issued and outstanding and none of which are held in treasury; (v) three thousand five hundred (3,500) shares of Series C redeemable convertible preferred stock, $.01 par value per share, of which three thousand five hundred (3,500) shares are currently issued and outstanding and none of which are held in treasury; and (vi) four thousand five hundred (4,500) shares of Series D redeemable preferred stock, $.01 par value per share, of which four thousand five hundred (4,500) shares are currently issued and outstanding and none of which are held in treasury.

All of such outstanding shares of Parent capital stock have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of Parent has been issued in violation of any preemptive rights of the current or past shareholders of Parent. Except as set forth on SCHEDULE 6.02(A), there are no outstanding options, warrants,
             ----------------
rights, agreements, calls, commitments or demands of any character relating to the capital stock of Parent and no securities convertible into or exchangeable for any of such capital stock. Except as set forth on SCHEDULE 6.02(B), Parent
                                                      ----------------
does not, directly or indirectly, own any stock of, or any other interest in, any Person.

    6.03  Qualification.  Satellink is duly qualified or licensed to do
          -------------
business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under all Applicable Laws.

    6.04  No Violation of Applicable Laws or Agreements.  Except as set
          ---------------------------------------------
forth on SCHEDULE 6.04, the execution and delivery of this Agreement do not, and
         -------------
the consummation of the Mergers and the other transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by each Satellink Entity will not, (a) violate or conflict with any provision of any Satellink Entity's articles of incorporation or organization or bylaws or operating agreement, as the case may be; (b) violate, conflict with or result in the breach or termination of, require the consent of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which any Satellink Entity is a party or by which any of its assets may be bound or affected; (c) violate any Applicable Law or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any Satellink Entity's assets or give to others any interests or rights therein; other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    6.05  Parent Financial Statements.  Attached hereto as SCHEDULE 6.05
          ---------------------------                      -------------
are (a) the audited consolidated balance sheets of Parent as of July 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and statements of cash flows of Parent for the fiscal years ended July 31, 1997 and 1996 and (b) the unaudited consolidated balance sheets of Parent as of July 31, 1998 and the related consolidated statements of income, stockholders' equity and statements of cash flows of Parent for the fiscal year ended July 31, 1998 (the "PARENT FINANCIAL STATEMENTS"). The Parent Financial
                          ---------------------------
Statements (a) have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of Satellink as of the dates indicated and present fairly the results of Satellink's operations for the periods then ended, (c) are in accordance with the books and records of Satellink, which have been properly maintained and are complete and correct in all material respects, and (d) the aggregate reserve reflected therein was determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein), is fairly stated in accordance with sound actuarial principles and is in conformance with GAAP.

    6.06  Absence of Undisclosed Liabilities. No Satellink Entity has
          ----------------------------------
any liabilities, whether absolute, contingent or conditional, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Satellink Entity, except liabilities which are accrued or reserved against in the consolidated balance sheets of Parent, included in the Parent Financial Statements or reflected in the notes thereto. No Satellink Entity has incurred or paid any liability, whether absolute, contingent or conditional, since July 31, 1998, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Satellink Entity, or (ii) in connection with the transactions contemplated by this Agreement. Except with respect to Parent's credit facility with Creditanstalt American Corporation, no Satellink Entity is directly or indirectly liable, by guarantee, indemnity or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability, whether absolute or contingent, known or unknown, of any other Person.

    6.07  Absence of Certain Changes.  Since July 31, 1998 (a) there
          --------------------------
have been no events, changes or occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect upon any Satellink Entity, and
(b) no Satellink Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or omitted after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of Satellink provided in
Article 7. Since July 31, 1998, the business of the Satellink Entities has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated in this Agreement.

    6.08  Tax Matters.
          -----------

          (a) All Tax Returns required to be filed by or on behalf of any Satellink Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent applicable year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes and other related liabilities due and owing with respect to periods preceding the Effective Time have been paid, accrued on the Parent Financial Statements or, in the case of financial statements of Parent prepared in the ordinary course of business covering the period from January 1, 1998 through the Effective Time, will be accrued on such financial statements, whether or not such Taxes or other liabilities are shown on filed Tax Returns. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation pending or, threatened with respect to any Taxes, except as reserved against in the Parent Financial Statements. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation regarding Tax Returns have been paid. No Satellink Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens, privileges, pledges, mortgages or security interests on any of the assets of any Satellink Entity resulting from any failure (or alleged failure) to pay any Tax. Attached to SCHEDULE 6.08 are correct and complete copies of Parent's federal
            -------------
and state income tax returns for the years ended December 31, 1994, 1995, 1996 and 1997.

          (b) No Satellink Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for each Satellink Entity for the period or periods through and including the Effective Date have been provided for on the Financial Statements in accordance with GAAP.

          (d) Deferred Taxes of each Satellink Entity have been provided for on the Parent Financial Statements in accordance with GAAP.

          (e) Each Satellink Entity is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-
9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code

          (f) No Satellink Entity has (i) filed any consent or agreement under
Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
Section 338(g) or 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this agreement) that under any circumstance would obligate any Satellink Entity or the Surviving Entity , to make payments that will not be deductible because of Section 280G or 162(m) of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. No Satellink Entity is a "United States Real Property Holding Company" within the meaning of
Section 897 of the Code. Each Satellink Entity has disclosed in accordance with applicable law on its federal income tax returns all positions therein that could give rise to an understatement of federal income tax.

          (g) No Satellink Entity has (i) been a member of an affiliated group filing a consolidated federal income tax return or (ii) been liable for taxes of any person or entity under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

    6.09 Pending Litigation or Proceedings. There are no claims, suits, actions,
         ---------------------------------
proceedings, arbitrations or investigations pending or, to the knowledge of any Satellink Entity, threatened, against or otherwise relating to or involving any Satellink Entity or any of its properties, the outcome of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to affect the ability of Parent or Satellink to consummate the transactions contemplated by this Agreement.

    6.10  Compliance With Applicable Laws.  No Satellink Entity is in
          -------------------------------
violation of any Applicable Law. Each Satellink Entity holds all licenses, permits, registrations and other authorizations required to conduct its business, and all such licenses, permits, registrations and other authorizations are listed on SCHEDULE 6.10 and are valid and in full force and effect and there
              -------------
has occurred no default under any such license, permit, registration or other authorization is in material compliance with all such licenses, permits, registrations and authorizations. No Satellink Entity is subject to any judgment, order, writ, injunction or decree issued by any court or any governmental agency.

    6.11  Assets.
          ------

          (a) Except as set forth on SCHEDULE 6.11, each Satellink Entity has
                                     -------------
good, valid and marketable title, free and clear of all liens, pledges, mortgages, claims, charges, security interests and other encumbrances of any kind or nature to all of its Assets. All tangible and/or corporeal properties used in the business of the Satellink Entities are in working condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Satellink Entities' past practices.

          (b) All items of inventory of the Satellink Entities reflected on the most recent balance sheet included in the Parent Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Satellink Entities are a part.

          (c) The accounts receivable of the Satellink Entities as set forth on the most recent balance sheet included in the Parent Financial Statements delivered prior to the date of this agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not, to the Knowledge of any Satellink Entity, subject to valid defenses, set-offs or counterclaims; and, to the Knowledge of any Satellink Entity, are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Parent Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

          (d) All Assets which are material to the Satellink Entities' business on a consolidated basis and are held under leases or subleases by any Satellink Entity are held under valid Contracts that are enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

          (e) No Satellink Entity has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Satellink Entity under such policies.

          (f) The Assets of each of the Satellink Entities include all Assets required to operate the business of the Satellink Entities as presently conducted.

     6.12 Contracts. The Assets of the Satellink Entities include all of the
          ---------
contracts, airtime purchase agreements, leases, warranties, commitments, agreements, arrangements and purchase and sales orders, whether oral or written, pursuant to which any Satellink Entity enjoys any right or benefit in connection with the Satellink Entities' business, whether or not reflected upon the books and records of the Satellink Entities, together with the right of the Satellink Entities to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date. SCHEDULE 6.12 contains a correct and complete list of
                        -------------
all contracts, leases, warranties, legal commitments, agreements, arrangements, whether oral or written, pursuant to which any Satellink Entity enjoys any rights or benefits or undertakes any obligations or liabilities that (i) have a duration of twelve (12) months or more and which are not terminable by such Satellink Entity without penalty upon thirty (30) days or less prior written notice, (ii) require or could reasonably be expected to require any party thereto to pay $50,000 or more, or (iii) are between any Satellink Entity and any shareholder or employee thereof or Related Party (collectively, the "SATELLINK MATERIAL CONTRACTS"). All Satellink Material Contracts are in full
           ------------------
force and effect, and
no Satellink Entity nor, to the Knowledge of any Satellink Entity, any other party thereto is in default under nor has any event occurred which with the passage of time or giving notice or both would result in any party to a Satellink Material Contract being in default under any of the terms thereof.

     6.13 Intellectual Property. SCHEDULE 6.13 contains a true and correct list
          ---------------------  -------------
of all Intellectual Property owned or used by any Satellink Entity or any affiliate of any Satellink Entity relating to or used or useful in connection with the Satellink Entities' business, containing a brief description of each item of Intellectual Property and the nature of such Satellink Entity's interest therein. The Assets of the Satellink Entities include and, upon the consummation of the transactions contemplated by this Agreement, Satellink will own or have the right to use all patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information necessary for the conduct of the Satellink Entities' business as presently conducted. No claim is pending or, to the Knowledge of any Satellink Entity threatened, and no Satellink Entity has received notice that the conduct of the Satellink Entities' business (including without limitation, the Satellink Entities' use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is any Satellink Entity aware of any unasserted claim the assertion of which is probable. To the Knowledge of each Satellink Entity, no use by any Satellink Entity of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the Knowledge of any Satellink Entity threatened, which alleges that any Intellectual Property owned or licensed by any Satellink Entity for use in the Satellink Entities' business or which any Satellink Entity otherwise has the right to use is invalid or unenforceable by the Satellink Entities', nor is any Satellink Entity aware of any such claim that is unasserted, but the assertion of which is probable. Each agreement pursuant to which any Satellink Entity has any license or right to use any Intellectual Property is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment with pursuant to such agreement. With respect to the Satellink Entities' business, no Satellink Entity manufactures products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. No royalties or fees are payable by any Satellink Entity to anyone for use of the Intellectual Property. With respect to the Satellink Entities' business, no Satellink Entity has received any notice that any operation or machinery employed by the Satellink Entities, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is any Satellink Entity aware of any unasserted claim the assertion of which is probable. All Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Satellink without the consent of any third party.

     6.14 Consents and Approvals. Except as set forth on SCHEDULES 4.04(B),
          ----------------------                         -----------------
4.04(E), 4.14 AND 6.04, the execution, delivery and performance of this
-------  -------------
Agreement by Satellink and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

     6.15 Employee Benefit Plans.
          ----------------------

          (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by any Satellink Entity for the benefit of any current or former employee of any Satellink Entity, other than a multiemployer plan as defined in Section 3(37) of the ERISA, are those listed on SCHEDULE 6.15 (the "SATELLINK BENEFIT PLANS").
                           -------------       -----------------------

          (b) Each Satellink Entity and each of the Benefit Plans are in compliance with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

          (c) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

          (d) To the Knowledge of each Satellink Entity, there are (i) no pending investigations by any Governmental Authority involving the Benefit Plans, (ii) no termination proceedings involving the Benefit Plans, (iii) no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, and (iv) no facts which could give rise to any material liability in the event of such investigation, claim, suit or proceeding.

          (e) Neither the Benefit Plans, any Satellink Entity, any employee of any Satellink Entity nor any trusts created thereunder or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any Satellink Entity to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

          (f) No Benefit Plan subject to Title IV of ERISA has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
Section 412 of the Code. Each Satellink Entity has furnished to the Cape Fear Entities the most recent actuarial report with respect to each Benefit Plan that is a defined benefit pension plan as defined by Section 3(35) of ERISA. The information supplied to the actuary by each of Satellink Entity for use in preparing those reports was complete and accurate and no Satellink Entity has reason to believe that the conclusions expressed in those reports are incorrect.

          (g) At no time for which any relevant statute of limitations remains open have (a) any Satellink Entity, (b) any employer that is, together with any Satellink Entity, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, or (c) any employer that was at any time after September 2, 1984, an Affiliate of any Satellink Entity, incurred any liability which could subject Satellink, or any Satellink Entity to liability under Section 4062, 4063 or 4064 of ERISA.

          (h) At no time for which any relevant statute of limitations remains open has any Satellink Entity or any Affiliate or Former Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of
Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of
Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

          (i) Each Satellink Entity has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of any Satellink Entity for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

          (j) No Satellink Entity has incurred or is reasonably likely to incur any liability that is or could reasonably be expected to become a liability of any Satellink Entity with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (k) No payment which is or may be made by any Satellink Entity, or from any Benefit Plan, to any employee, former employee, director or agent of any

Satellink Entity under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 280G of the Code.

          (l) No Satellink Entity has incurred any liability to provide death or medical benefits with respect to any current or former employee of any Satellink Entity beyond retirement or other termination of employment other than as required by Section 4890B of the Code, benefit provisions under any employee pension benefit plan, deferred compensation accrued on the Satellink Entities' books, disability benefits which have been fully provided for by insurance or otherwise, or a severance pay plan.

     6.16 Compensation Arrangements; Officers and Directors.
          -------------------------------------------------

          (a) SCHEDULE 6.16 sets forth the name and current annual salary, including any bonus, if applicable, of each of the present officers and employees of each of Satellink Entity whose current annual salary, including any promised or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all cash remuneration paid by any Satellink Entity to each such person and to any director of any Satellink Entity, during the twelve-month period preceding the date hereof; and


          (b) SCHEDULE 6.16 sets forth the name and title of each director and officer of each Satellink Entity and of each trustee, fiduciary or plan administrator of each Benefit Plan.

     6.17 Transactions With Related Parties. Except as set forth on SCHEDULE
          ---------------------------------                         --------
6.17, no Related Party:
----

          (a) has borrowed money or loaned money to any Satellink Entity which will not be repaid on or before Closing;

          (b) has any contractual or other claim against any Satellink Entity;
or

          (c) had, since January 1, 1993, any interest in any property or assets used by any Satellink Entity in its business.

     6.18 Labor Relations. (a) No employee of any Satellink Entity is
          ---------------
represented by any union or other labor organization; (b) there is no material unfair labor practice complaint against any Satellink Entity pending or overtly threatened before the National Labor Relations Board; and (c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving any Satellink Entity.

     6.19 Brokerage. Except for amounts to The Breckenridge Group, Inc., which
          ---------
amounts are the sole responsibility of Satellink, no Satellink Entity has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

     6.20 Year 2000. Each Satellink Entity's hardware and software systems
          ---------
include design, performance and functionality so that no Satellink Entity reasonably expects to experience invalid or incorrect results or abnormal hardware or software operation related to calendar year 2000. Each Satellink Entity's hardware and software systems include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface date data values that reflect the century.

     6.21 Environmental Matters.
          ---------------------

          (a) To the Knowledge of each Satellink Entity, each Satellink Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Satellink Entities.

          (b) To the Knowledge of each Satellink Entity, there is no litigation pending or threatened before any court, Governmental Authority, or authority or other forum in which any Satellink Entity or any of its Operating Properties or Participation Facilities (or any Satellink Entity in respect of such Operating Property or Participation Facility) has been or, with respect to threatened litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Satellink Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Satellink Entities, nor is there any reasonable basis for any litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Satellink Material Adverse Effect on the Satellink Entities.

          (c) During the period of (i) any Satellink Entity's ownership or operation of any of their respective current properties, (ii) any Satellink Entity's participation in the management of any Participation Facility, or (iii) any Satellink Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Satellink Entities. Prior to the period of (i) any Satellink Entity's ownership or operation of any of their respective current properties, (ii) any Satellink Entity's participation in the management of any Participation Facility, or (iii) any Satellink Entity's holding of a security interest in a Operating Property, to the Knowledge of any Satellink Entity, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Satellink Entities.

     6.22 Statements True and Correct. No statement, certificate, instrument, or
          ---------------------------
other writing furnished or to be furnished by any Satellink Entity or any Affiliate thereof to any Cape Fear Entity pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Satellink Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.23 Accounting, Tax and Regulatory Matters. No Satellink Entity or any
          --------------------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(c) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 7
                  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

     7.01 Operation of Business Pending Closing.
          -------------------------------------

          Prior to the Closing Date, except as necessary to effect the transactions contemplated by this Agreement, or except with the prior consent of Satellink, each Cape Fear Entity shall conduct its business in the usual and ordinary course as currently being conducted, and without limiting the generality of the foregoing clause, no Cape Fear Entity shall do any of the following:

          (i) amend its articles of incorporation or bylaws, or merge, consolidate, liquidate or dissolve;

          (ii) issue any capital stock, any securities convertible or exchangeable into capital stock, or any options, warrants or rights with respect to capital stock, or split, subdivide or reclassify its capital stock;

          (iii) declare or pay any dividend or make any other distribution on its capital stock;

          (iv) increase the compensation or benefits of officers or employees of any Cape Fear Entity or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;

          (v) create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of its properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another, or incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it;

          (vi) enter into or terminate any Material Contract;

          (vii) make any expenditure for fixed assets in excess of $75,000 for any single item or $300,000 in the aggregate;

          (viii) do or fail to do anything that will cause a breach of, or default under, any Material Contract; or

          (ix) make any change (whether or not material) in its accounting procedures, methods, policies or practices or the manner in which any Cape Fear Entity maintains its records.

     7.02 Access to Information.
          ---------------------

          (a) Subject to the terms of the Letter of Intent and the confidentiality agreement contemplated thereby, the Cape Fear Entities and Shareholders shall give to Satellink and their authorized representatives, during normal business hours, reasonable access to all of the Cape Fear Entities' contracts, books and records, and the Cape Fear Entities shall furnish to Satellink and its authorized representatives such additional financial, legal and other information with respect to the Cape Fear Entities that Satellink may reasonably request. Except as and to the extent required by law, Satellink shall not disclose or use any Confidential Information with respect to the Cape Fear Entities furnished, or to be furnished, by its representatives to Satellink or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation and/or consummation of the transactions contemplated by this Agreement.

          (b) Subject to the terms of the Letter of Intent and the confidentiality agreement contemplated thereby, Satellink shall give to the Cape Fear Entities and their authorized representatives, during normal business hours, reasonable access to all of each Satellink Entity's contracts, books and records, and each Satellink Entity shall furnish to the Cape Fear Entities and their authorized representatives such additional financial, legal and other information with respect to each Satellink Entity that any Cape Fear Entity may reasonably request. Except as and to the extent required by law, no Cape Fear Entity shall not disclose or use any Confidential Information with respect to any Satellink Entity furnished, or to be furnished, by its representatives to any Cape Fear Entity or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation and/or consummation of the transactions contemplated by this Agreement.

     7.03 Schedules.  At any time and from time to time between the date
          ---------
hereof and the Closing Date, the Cape Fear Entities and the Satellink Entities shall have the right and the continuing obligation to supplement any of the Schedules contained in any Article hereof, respectively, with respect to any matter arising or coming to the Knowledge of any Cape Fear Entity or any Satellink Entity, respectively, after the date hereof that, if existing, occurring or known at such date, would have been required to be set forth or described in such Schedules.

     7.04 Best Efforts. Each of the parties hereto agrees to use its best
          ------------
efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under Applicable Laws to perform their respective agreements, undertakings and obligations hereunder and to consummate the transactions contemplated by this Agreement. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

     7.05 Exclusive Dealings. Unless and until this Agreement is terminated
          ------------------
prior to Closing pursuant to Article 9, no Cape Fear Entity, Shareholder nor any of their respective Affiliates, officers, directors, agents, advisers or shareholders shall (i) solicit submissions of proposals of offers from any Person other than Satellink relating to any acquisition or purchase of all or any material part of the capital stock, assets or properties of any Cape Fear Entity, the sale or issuance of any capital stock of any Cape Fear Entity or of any corporation formed by any Cape Fear Entity or any Affiliate to which any of the capital stock, assets or properties of any Cape Fear Entity may be contributed, or any merger or consolidation of any Cape Fear Entity or of any corporation formed by any Cape Fear

Entity or any Affiliate to which any assets or properties of any Cape Fear entity may be contributed (each an "ACQUISITION PROPOSAL"); (ii) participate in
                                    --------------------
any discussions or negotiations regarding, or furnish any information to any Person other than Satellink, or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any Person other than Satellink; or (iii) enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the transaction proposed hereby.

     7.06 Expenses. If Closing does not occur as set forth in this Agreement,
          --------
the expenses of the parties hereto shall be paid as provided in SECTION 9.03.

     7.07 Assignment of FCC Licenses. Promptly upon execution and delivery of
          --------------------------
this Agreement, each Cape Fear Entity agrees to file or cause to be filed all applications and any amendments thereto or additional applications, that may be necessary to obtain the FCC's consent to the assignment of the FCC Licenses to Satellink. Satellink agrees to cooperate with the Cape Fear Entities discharging this responsibility. Satellink, on the one hand, and the Cape Fear Entities, on the other hand, agree to share equally all costs associated with obtaining the FCC's consent to the assignment of the FCC Licenses.

     7.08 Irrevocable Appointment of Shareholder Representative. By the
          -----------------------------------------------------
execution and delivery of this Agreement, including counterparts hereof, each Shareholder hereby irrevocably constitutes and appoints V. Weyher Dawson,
Jr. as the true and lawful agent and attorney-in-fact (the "REPRESENTATIVE") of
                                                            --------------
such Shareholder with full powers of substitution to act in the name, place and stead of such Shareholder with respect to the matters contained in this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including the power:

          (a) to execute and deliver all ancillary agreements, certificates, and documents which the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

          (b) to act for Shareholders with respect to all matters referred to in this Agreement, including the right to settle, compromise, litigate or arbitrate any claim on behalf of Shareholders arising under this Agreement or out of the transactions provided for herein;

          (c) to terminate, amend, or waive any provision of this Agreement; provided that any such action, shall be taken in the same manner with respect to all

Shareholders, unless otherwise agreed by each Shareholder who is subject to any disparate treatment of a potentially adverse nature;

          (d) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Representative, in his sole discretion, deems necessary or advisable in the performance of its duties as Representative and to rely on their advice and counsel;

          (e) to incur expenses, including fees of attorneys and accountants, in connection with the consummation of the transactions contemplated by this Agreement, and any other fees and expenses allocable or in any way relating to such transactions; and

          (f) to do or refrain from doing any further act or deed on behalf of Shareholders which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

     The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and Satellink and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative as the act of Shareholders in all matters referred to in this Agreement. Each of Shareholders hereby ratifies and confirms all that the Representative shall do or cause to be done by virtue of his appointment as Representative of such Shareholder. The Representative shall act for Shareholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of Shareholders and consistent with his obligations under this Agreement, but the Representative shall not be responsible to any Shareholder for any loss or damage any Shareholder may suffer by reason of the performance by the Representative of his duties under this Agreement, other than loss or damage arising from willful violation of law or gross negligence in the performance of his duties under this Agreement.

     Each of the Shareholders hereby expressly acknowledges and agrees that the Representative is authorized to act on behalf of such Shareholder notwithstanding any dispute or disagreement among the Shareholders, and that Satellink shall be entitled to rely on any and all action taken by the Representative under this Agreement without liability to, or obligation to inquire of, any of the Shareholders. Satellink is hereby expressly authorized to rely on the genuineness of the signature of the Representative. Upon receipt of any writing which reasonably appears to have been signed by the Representative, Satellink may act upon the same without any further duty of inquiry as to the genuineness of the writing. If the Representative resigns or ceases to function in his capacity as such for any reason whatsoever, then a majority in number of the Shareholders shall appoint a successor; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Shareholder shall have the right to petition a court of competent jurisdiction for appointment of a successor. Each Shareholder hereby jointly and severally agree to indemnify and hold the Representative harmless, pro rata in accordance with the number of Shares sold by such Shareholder hereunder, from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement, except for willful violation of law or gross negligence.

     7.09 Applications.  Satellink and Parent shall prepare and file, and each
          ------------
Cape Fear Entity and the Shareholders shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The parties hereto shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     7.10 Filings with State Offices.  Upon the terms and subject to the
          --------------------------
conditions of this Agreement, Satellink shall execute and file the Articles of Merger with the Secretary of State of the States of Georgia, North Carolina and Tennessee in connection with the Closing.

     7.11 Accounting and Tax Treatment.  Each of the parties hereto undertakes
          ----------------------------
and agrees to use its reasonable efforts to cause the Mergers, and to take no action which would cause the Mergers not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(c) of the Internal Revenue Code for federal income tax purposes.

     7.12 Agreement of Affiliates.  Each Cape Fear Entity has disclosed on
          -----------------------
SCHEDULE 7.12 all Persons whom it reasonably believes is an "affiliate" of Cape
-------------
Fear for purposes of Rule 145 under the 1933 Act. Each Cape Fear Entity shall use its reasonable efforts to cause each such Person to deliver to Satellink not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of EXHIBIT B, providing that such Person will not
                             ---------
sell, pledge, transfer, or otherwise dispose of the Shares held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Satellink Common Stock to be received by such Person upon consummation of the Mergers except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Mergers are accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of Parent and the Cape Fear Entities have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Mergers are accounted for using the pooling-of-interests method of accounting, shares of Satellink Common Stock issued to such affiliates of the Cape Fear Entities in exchange for Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Cape Fear Entities have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this SECTION 7.12 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Satellink Common Stock issued to affiliates of the Cape Fear Entities pursuant to this Agreement to enforce the provisions of this SECTION 7.12).


                                   ARTICLE 8
                             CONDITIONS TO CLOSING

     8.01 Conditions to Obligations of Satellink. The obligations of Satellink
          --------------------------------------
to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Satellink at Satellink's option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of the Cape Fear Entities and Shareholders contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Satellink shall have received certificates to such effect signed by each of Shareholders and an authorized officer of each Cape Fear Entity.

          (b) Performance and Compliance.  Each Cape Fear Entity shall have
              --------------------------
performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Satellink shall have received a certificate to such effect signed by an authorized officer of each Cape Fear Entity

          (c) Opinion of Counsel.  Satellink shall have received from Wyatt,
              ------------------
Tarrant & Combs, counsel for the Cape Fear Entities, an opinion dated the Closing Date substantially in the form of EXHIBIT C.
                                          ---------

          (d) Satisfactory Instruments. All instruments and documents required
              ------------------------
on the Cape Fear Entities' and Shareholders' part to effectuate and consummate the transactions contemplated hereby shall be delivered to Satellink and shall be in form and substance reasonably satisfactory to Satellink and its counsel.

          (e) Audited Financial Statements.  Satellink shall have received from
              ----------------------------
the Cape Fear Entities the audited consolidated balance sheet of the Cape Fear Entities as of September 30, 1998, and the related consolidated statement of income, stockholders' equity and statement of cash flows of the Cape Fear Entities for the fiscal year ended September 30, 1998, which balance sheet and statements of income, stockholders' equity and cash flows shall (i) have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), (ii) present fairly the financial position of each of the Cape Fear Entities as of the dates indicated and present fairly the results of the Cape Fear Entities' operations for the periods then ended, (iii) be in accordance with the books and records of the Cape Fear Entities, which have been properly maintained and are complete and correct in all material respects, and
(iv) not be materially different from the unaudited consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows of the Cape Fear Entities for the fiscal year ended September 30, 1998 delivered as part of Schedule 4.05 to this Agreement.

          (f) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Cape Fear ownership or control of any Cape Fear Entity or the business of any Entity, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the future conduct of the business of any Cape Fear Entity.

          (g) No Material Adverse Effect.  There shall not have occurred any
              --------------------------
Material Adverse Effect with respect to any Cape Fear Entity or any Satellink Entity, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to September 30, 1998.

          (h) Incumbency Certificate. Each Cape Fear Entity shall have delivered
              ----------------------
to Satellink an incumbency certificate dated the Closing Date certifying the incumbency of all officers of each Cape Fear Entity who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by officers of each Cape Fear Entity other than an officer whose incumbency or authority is certified.

          (i) Certificate of Existence.  Each Cape Fear Entity shall have
              ------------------------
delivered to Satellink, with respect to each Cape Fear Entity, a certificate of the Secretary of the state of its incorporation, dated not more than 10 days before the Closing Date, stating that each Cape Fear Entity is a corporation in existence under the laws of the such state and has paid all applicable Taxes due to such state.

          (j) Certified Copies of Resolutions.  Each Cape Fear Entity shall have
              -------------------------------
delivered to Satellink copies, certified by the duly qualified and acting Secretary or Assistant Secretary of each Cape Fear Entity, of resolutions adopted by the Board of Directors of each such cape Fear Entity, and of resolutions adopted by the shareholders of each cape Fear Entity, approving this Agreement and the consummation of the transaction contemplated hereby.

          (k) Delivery of Original Records.  Each Cape Fear Entity shall have
              ----------------------------
delivered to Satellink the original corporate minute books for each Cape Fear Entity, along with the certificates representing the issued and outstanding shares of capital stock of each Cape Fear Entity.

          (l) Consents.  The Cape Fear Entities shall have obtained the consents
              --------
of all third parties to the contracts and leases set forth on SCHEDULES 4.04(B)
                                                              -----------------
AND 4.14 and shall deliver written evidence of such consents at the Closing.
    ----

          (m) Non-Compete.  The Shareholders listed on SCHEDULE 8.01(L) shall
              -----------                              ----------------
have entered into, executed and delivered the Non-Compete Agreement substantially in the form of EXHIBIT D hereto.
                             ---------

          (n) Repayment of Debt.  All debts and other amounts owed by any
              -----------------
Shareholder to any Cape Fear Entity shall be repaid in full. Each of Cape Fear Entity shall deliver satisfactory evidence of such repayment to Satellink at Closing. Upon the repayment of all Bank Debt by Satellink in accordance with
SECTION 3.02, the Cape Fear Entities shall deliver or cause to be delivered to Satellink satisfactory evidence of the termination of such Bank Debt and the release of all security interests or other encumbrances of the Cape Fear Entities Assets, including but not limited to, UCC termination statements.

          (o) Pooling Letters.  Satellink shall have received a letter, dated as
              ---------------
of the Effective Time, addressed to Satellink, in form and substance reasonably acceptable to Satellink, from Arthur Andersen LLP to the effect that the Mergers will qualify for pooling-of-interests accounting treatment. Satellink also shall have received letters, dated as of the Effective Time, addressed to Satellink, in form and substance reasonably acceptable to Satellink, from the Cape Fear Entities' independent auditors to the effect that such firm is not aware of any matters relating to any Cape Fear Entity which would preclude the Mergers from qualifying for pooling-of-interests accounting treatment.

          (p) Escrow Agreement.  Each Shareholder and the Escrow Agent shall
              ----------------
have entered into, executed and delivered the Escrow Agreement.

          (q) Tax Clearance Certificates.  The Satellink Entities shall have
              --------------------------
received from the Cape Fear Entities all applicable certificates, or similar tax clearance documentation, from the Tennessee, Kentucky and North Carolina taxing authorities and any other applicable taxing authority stating that no sales, use, withholding or other Taxes for which successor liability attaches are due relating to the Cape Fear Entities' Assets or business operations.

      8.02 Conditions to Obligations of the Cape Fear Entities. The obligations
           ---------------------------------------------------
of the Cape Fear Entities and Shareholders to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Cape Fear Entities or Shareholders at the Cape Fear Entities' or Shareholders' option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of Satellink and Parent contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and the Cape Fear Entities shall have received a certificate to such effect signed by authorized officers of Satellink.

          (b) Performance and Compliance.  Each of Satellink and Parent shall
              --------------------------
have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and the Cape Fear Entities shall have received a certificate to such effect signed by authorized officers of Satellink.

          (c) Opinion of Counsel.  The Cape Fear Entities shall have received
              ------------------
from Alston & Bird llp, counsel for Satellink and Parent, an opinion dated the Closing Date substantially in the form of EXHIBIT E.
                                          ---------

          (d) Satisfactory Instruments. All instruments and documents required
              ------------------------
on Satellink's or Parent's part to effectuate and consummate the transactions contemplated hereby shall be delivered to the Cape Fear Entities and shall be in form and substance reasonably satisfactory to the Cape Fear Entities and their counsel.

          (e) Audited Financial Statements.  The Cape Fear Entities shall have
              ----------------------------
received from Parent the audited consolidated balance sheet of Parent as of July 31, 1998, and the related consolidated statements of income, stockholders' equity and statement of cash flows of Parent for the fiscal year ended July 31, 1998, which audited consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows (i) have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), (ii) present fairly the financial position of Satellink as of the dates indicated and present fairly the results of Satellink's operations for the periods then ended, (iii) are in accordance with the books and records of Satellink, which have been properly maintained and are complete and correct in all material respects, (iv) the aggregate reserve reflected therein was determined in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein), is fairly stated in accordance with sound actuarial principles and is in conformance with GAAP, and (v) are not materially different from the unaudited consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows of Parent for the fiscal year ended July 31, 1998 delivered as part of Schedule 6.05 to this Agreement.

          (f) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Satellink's ownership or control of any Cape Fear Entity or the business of any Satellink Entity, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the future conduct of the business of any Satellink Entity.

          (g) No Material Adverse Effect.  There shall not have occurred any
              --------------------------
Material Adverse Effect with respect to any Cape Fear Entity or any Satellink Entity, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to September 30, 1998.

          (h) Incumbency Certificate.  Each of Satellink and Parent shall have
              ----------------------
delivered to the Cape Fear Entities an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Satellink and Parent who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by officers of the Manager of Satellink other than an officer whose incumbency or authority is certified.

          (i) Certificate of Existence.  Each of Satellink and Parent shall have
              ------------------------
delivered to the Cape Fear Entities a certificate of the Secretary of State of Georgia, dated not more than 10 days before the Closing Date, stating that Satellink is a limited liability company in existence under the laws of the State of Georgia and that Parent is a corporation in existence under the laws of the State of Georgia.

          (j) Certified Copies of Resolutions.  Each of Satellink and Parent
              -------------------------------
shall have delivered to the Cape Fear Entities copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Satellink and Parent, of resolutions adopted by the

Manager of Satellink approving this Agreement and the consummation of the transactions contemplated hereby.

          (k) Non-Compete.  Each of Satellink and Parent shall have entered
              -----------
into, executed and delivered the Non-Compete Agreement substantially in the form of EXHIBIT D hereto.
   ---------

          (l) Payment of Debt. At Closing, Satellink shall replay all Bank Debt
              ---------------
in accordance with SECTION 3.02.

          (m) Escrow Agreement.  Each of Satellink and the Escrow Agent shall
              ----------------
have entered into, executed and delivered the Escrow Agreement.


                                   ARTICLE 9
                                  TERMINATION

    9.01  When Agreement May be Terminated.  This Agreement may be
          --------------------------------
terminated at any time prior to Closing:

          (a) By Satellink (i) at any time if any representation and warranty of any Cape Fear Entity or any Shareholder contained in Article 4 or Article 5 was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, (ii) at any time if any Cape Fear Entity fails to comply in any material respect with any provision of Article 7 binding upon it, or (iii) upon written notice to the Cape Fear Entities given on or at any time after December 31, 1998 if all the conditions precedent set forth in SECTION 8.01 to be performed by the Cape Fear Entities have not been performed by that date; or

          (b) By the Cape Fear Entities (i) at any time if any representation and warranty of Satellink contained in Article 6 was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, (ii) at any time if any Satellink Entity fails to comply in any material respect with any provision of
Article 7 binding upon it, or (iii) upon written notice to Satellink given on or at any time after December 31, 1998 if all the conditions precedent set forth in
SECTION 8.02 to be performed by the Satellink Entities have not been performed by that date.

    9.02  Effect of Termination.  In the event of termination of this
          ---------------------
Agreement by either Satellink on the one hand, or the Cape Fear Entities, on the other, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination, liabilities set forth in SECTION
9.03 below and liabilities and obligations under the confidentiality agreements referred to in the Letter of Intent. The provisions of SECTION 9.03, together with each of the confidentiality agreements referred to in the Letter of Intent, shall survive for a period of one year following the termination of this Agreement and shall not be extinguished thereby.

    9.03  Payment of Expenses on Termination.  If this Agreement is
          ----------------------------------
terminated by Satellink or the Cape Fear Entities pursuant to SECTION 9.01, each party shall bear its own expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.


                                   ARTICLE 10
                                INDEMNIFICATION

    10.01 Definitions
          -----------

          For the purposes of this Article:

                (a) "CAPE FEAR INDEMNITEES" shall mean Shareholders.
                     ---------------------

                (b) "CAPE FEAR INDEMNITORS" shall mean Shareholders, jointly
                     ---------------------
and severally.

                (c) "INDEMNIFICATION CLAIM" shall mean a claim for
                     ---------------------
indemnification hereunder.

                (d) "INDEMNITEES" shall mean a Cape Fear Indemnitee or a
                     -----------
Satellink Indemnitee, as the context may require.

                (e) "INDEMNITORS" shall mean a Cape Fear Indemnitor or a
                     -----------
Satellink Indemnitor, as the context may require.

                (f) "LOSSES" shall mean any and all demands, claims, actions or
                     ------
causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                (g) "SATELLINK INDEMNITEES" shall mean Parent and its agents,
                     ---------------------
representatives, employees, officers, directors, shareholders, controlling persons and affiliates.

                (h) "SATELLINK INDEMNITOR" shall mean Parent.
                     --------------------

                (i) "THIRD PARTY CLAIM" shall mean any claim, suit or proceeding
                     -----------------
(including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

    10.02 Agreement of Cape Fear Indemnitors to Indemnify
          -----------------------------------------------

          Subject to the terms and conditions of this Article, Cape Fear Indemnitors agree, jointly and severally, to indemnify, defend, and hold harmless Satellink Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Satellink Indemnitee and resulting from, based upon, or arising out of:

          (a) the inaccuracy, untruth, or incompleteness of any representations or warranties of any Shareholder or Cape Fear Entity set forth in SECTIONS 4.01, 4.02, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11(A), 4.12, 4.15, 5.01, 5.02, 5.03
AND 5.04 or in any certificate, Schedule, or Exhibit furnished by any Shareholder or Cape Fear Entity in connection herewith, provided however, that for purposes of this Article 10 any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect, and any limitation of such representations and warranties as being "to the knowledge of," "known to" or words of similar effect, shall be disregarded in determining the inaccuracy, untruth, incompleteness or breach thereof;

          (b) a breach of or failure to perform any material covenant or agreement of any Shareholder or Cape Fear Entity made in this Agreement; and

          (c) any obligation of any Cape Fear Entity arising out of any ad valorem or other personal property tax owed by any Cape Fear Entity to the State of Tennessee or any city, county or municipal government in the State of Tennessee.

    10.03 Agreement of Satellink Indemnitor to Indemnify
          ----------------------------------------------

          Subject to the terms and conditions of this Article, Satellink Indemnitor agrees to indemnify, defend, and hold harmless Cape Fear Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Cape Fear Indemnitee and resulting from, based upon, or arising out of:

          (a) the inaccuracy, untruth, or incompleteness of any representation or warranty of Satellink Indemnitor representations or warranties of any Satellink Entity set forth in SECTIONS 6.01, 6.02, 6.04, 6.06, 6.07, 6.08, 6.09,
6.10, 6.11(A), 6.12 AND 6.15 contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Satellink Indemnitor in connection herewith, provided however, that for purposes of this Article 10 any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a Material Adverse Effect, and any limitation of such representations and warranties as being "to the knowledge of," "known to" or words of similar effect, shall be disregarded in determining the inaccuracy, untruth, incompleteness or breach thereof; and

          (b) a breach of or failure to perform any material covenant or agreement of Satellink Indemnitor made in this Agreement.

    10.04 Procedures for Indemnification.
          -------------------------------

          (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in SECTION 10.05 hereof shall be observed by Indemnitee and Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by Indemnitor and the dispute is not resolved by Indemnitee and Indemnitor within fifteen (15) days from the date Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in SECTION
11.13 of this Agreement.

          (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

          (e) Any Indemnification Claim to be paid by Satellink Indemnitor to the Cape Fear Indemnitees shall be paid through the issuance to the Cape Fear Indemnitees of shares of Satellink Common Stock. The number of shares of Satellink Common Stock to be issued in respect of an Indemnification Claim shall be determined by: (i) subtracting from $22,805,064 the amount of Losses suffered by the Cape Fear Indemnitees as a result of the Indemnification Claim (the "Reduced Value"); (ii) dividing the Reduced Value by the number of Shares issued in respect of the Mergers with the result of such division being referred to as the "Reduced Share Price"; and (iii) dividing the amount of Losses by the Reduced Share Price with the number of shares resulting from such division being the number of additional shares of Satellink Common Stock issuable in respect of such Indemnification Claim (the "Additional Shares"). Any Additional Shares shall be issued to the Cape Fear Indemnitees pursuant to the formulas set forth in SECTION 3.01 and cash will be paid in lieu of issuance of fractional Additional Shares pursuant to the formula set forth in SECTION 3.03, provided however, that for purposes of determining the amount of such cash payment, the market value of one share of Satellink Common Stock shall be the Reduced Share Price.

          (f) Any Indemnification Claim to be paid by the Cape Fear Indemnitors to the Satellink Indemnitees shall be paid through the return to Parent of shares of Satellink Common Stock. The number of shares of Satellink Common Stock to be returned to Parent in respect of an Indemnification Claim shall be determined by dividing the amount of Losses suffered in respect of such Indemnification Claim by $9.00 with the result of such division being the number of shares of Satellink Common Stock to be so returned (the "Returned Shares"). The Returned Shares shall first be deducted from the Escrow Shares and, to the extent the Escrow Shares are not sufficient to satisfy the amount of Returned Shares, by delivery to Parent of a portion of the shares of Satellink Common Stock issued to the Cape Fear Indemnitors in respect of the Mergers. The number of Returned Shares to be delivered to Parent by each Cape Fear Indemnitor shall be determined in accordance with the formulas set forth in SECTION 3.01. To the extent that the number of Returned Shares to be delivered by one or more Cape Fear Indemnitors is not a round number, such Cape Fear Indemnitor shall deliver to Parent a number of Returned Shares equal to the next highest round number of Returned Shares and Parent shall return to such Cape Fear Indemnitor a cash payment determined in accordance with the formula set forth in SECTION 3.03 in respect of such fractional Returned Share. All Returned Shares shall be delivered to Parent duly endorsed in blank or accompanied by a duly executed assignment, free and clear of all liens and encumbrances of any nature whatsoever.

    10.05  Third Party Claims.  The obligations and liabilities of the
           ------------------
parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) Indemnitee shall give Indemnitor written notice of a Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to Indemnitee. The failure of Indemnitee to notify Indemnitor of such claim shall not relieve Indemnitors of any liability that it may have with respect to such claim except to the extent Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by Indemnitor shall be an acknowledgment of the obligation of Indemnitor to indemnify Indemnitee with respect to such claim hereunder. If Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in SECTION 10.04 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of Indemnitee), Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by Indemnitor, and the costs and expenses of Indemnitee in connection therewith shall be included as part of the indemnification obligations of Indemnitor hereunder. If Indemnitee shall elect to exercise such right, Indemnitors shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $50,000.00 or less where Indemnitor has not responded within five
(5) business days of notice of a proposed settlement. If Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by Indemnitor without Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against Indemnitee
(ii) the sole relief provided is monetary damages that are paid in full by

Indemnitor and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of a release, in form and substance satisfactory to Indemnitee, from all liability in respect of such Third Party Claim, and (b) Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

    10.06 Other Rights and Remedies Not Affected.  The rights of the
          --------------------------------------
Indemnitees under this Article 10 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise based upon any inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained herein or in any certificate, schedule or exhibit furnished by such party in connection herewith, or based upon the failure of an Indemnitor to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such Indemnitor, including without limitation the right to seek specific performance, recession or restriction, none of which rights or remedies shall be affected or diminished hereby.

    10.07 Time Limitations.  Indemnitors shall have no liability under
          ----------------
this Article 10 with respect to the breach of any representation or warranty or a breach of or failure to perform any material covenant or agreement unless on or before the last day of the ninth full month following the month in which the Closing Date occurs Indemnitors are given notice asserting an Indemnification Claim with respect thereto.

    10.08 Limitations as to Amount.  No Cape Fear Indemnitor shall have
          -------------------------
any liability with respect to the matters described in SECTION 10.02(A) OR (B) and no Satellink Indemnitor shall have any liability with respect to matters described in SECTION 10.03 until the total of all Losses with respect to the relevant Section exceeds two million dollars ($2,000,000) (the "Threshold Amount"), in which event the Cape Fear Indemnitors with respect to Losses described in SECTION 10.02(A) OR (B) and the Satellink Indemnitors with respect to Losses described in SECTION 10.03 shall be obligated to indemnify the Indemnitees as provided in this Article for all such Losses without regard to such Threshold Amount, provided however, that in no event shall the Cape Fear Indemnitors with respect to Losses described in SECTION 10.02(A) OR (B) or the Satellink Indemnitors with respect to Losses described in SECTION 10.03 be obligated to indemnify the Indemnitees for Losses in excess of five million dollars ($5,000,000). The limitations set forth in this Section shall not apply to any Losses described in
SECTION 10.02(C) or to any intentional misrepresentation or breach of warranty of any party hereto or any intentional failure to perform or comply with any covenant or agreement of any party hereto, and the Indemnitors shall be liable for all Losses with respect thereto.

    10.09   Subrogation.  Upon payment in full of any Indemnification
            -----------
Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, Indemnitor shall be subrogated to the extent of such payment to the rights of Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

    10.10   Tax Effect and Insurance. The liability of Indemnitors with
            ------------------------
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect of the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practicable with respect to the Losses upon which the Indemnification Claim is based.

                                   ARTICLE 11
                                 MISCELLANEOUS

    11.01   Nature and Survival of Representations.  The representations
            --------------------------------------
and warranties set forth in SECTIONS 4.01, 4.02, 4.04, 4.06, 4.07, 4.08, 4.09,
4.10, 4.11(A), 4.12, 4.15, 5.01, 5.02, 5.03, 5.04, 6.01, 6.02, 6.04, 6.06, 6.07,
6.08, 6.09, 6.10, 6.11(A), 6.12 AND 6.15 and the covenants and agreements contained in this Agreement shall survive the Closing until the last day of the ninth full month following the month in which the Closing Date occurs.
Satellink acknowledges that it has been afforded the opportunity to perform such investigation of the Cape Fear Entities as it deems necessary or appropriate; however, no investigation by Satellink will diminish or obviate any of the representations, warranties, covenants or agreements or Satellink's right to rely upon such representations, warranties, covenants and agreements.

    11.02 Amendment.  This Agreement may not be amended or modified
          ---------
without the prior written consent of all parties.

     11.03   Waiver.  Failure to insist upon strict compliance with any of
             ------
the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

     11.04   Governing Law.  Notwithstanding the place where this Agreement
            -------------
may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia without regard for its conflict of laws doctrine.

     11.05   Notices.  Any notice or other communication to be given
             -------
hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

          If to Satellink:

          Satellink Paging, LLC
          1325 Northmeadow Parkway
          Suite 120
          Roswell, Georgia  30076
          Attention:  Mr. Jerry W. Mayfield
          Telephone:  (770) 664-2640
          Telecopy:   (770) 664-2651

          with a copy (which shall not constitute notice) to:

          Alston & Bird llp
          One Atlantic Center
          1201 W. Peachtree Street
          Atlanta, Georgia  30309
          Attention:  Sidney J. Nurkin, Esq.
          Telephone: (404) 881-7000
          Telecopy:  (404) 881-7777

          If to the Cape Fear Entities or the Shareholders:

          Cape Fear Paging Company of North Carolina

          1009 Drayton Road
          Fayetteville, North Carolina  28303
          Attn:  Mr. V. Weyher Dawson, Jr.
          Telephone:  (910) 864-5222
          Telecopy:  (910) 864-3065

          with a copy (which shall not constitute notice) to:

          Wyatt, Tarrant & Combs
          1500 Nashville City Center
          511 Union Street
          Nashville, Tennessee 37219
          Attn:  C. Michael Norton, Esq.
          Telephone:  (615) 244-0020
          Telecopy:   (615) 256-1726

    11.06 Invalid Provision.  If any provision of this Agreement shall
          -----------------
be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

    11.07 Assignment.  This Agreement may not be assigned or delegated
          ----------
by any party without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed. In the event of assignment of this Agreement the original parties shall remain bound to the obligations, terms, conditions and provisions of this Agreement.

    11.08 Binding Effect.  This Agreement shall be binding upon and
          --------------
inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    11.09 Further Assurances.  Each party agrees to execute and deliver
          ------------------
all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

    11.10 Headings.  Headings and captions contained in this Agreement
          --------
are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

    11.11 Person and Gender.  The masculine gender shall include the
          -----------------
feminine and neuter genders and the singular shall include the plural.

    11.12 Entire Agreement.  This Agreement, together with its Schedules
          ----------------
and Exhibits, and the Letter of Intent and confidentiality agreement referenced therein, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and the Letter of Intent, and supersede any prior understanding or agreement, oral or written, with respect to such matters. To the extent that the provisions of this Agreement and the Letter of Intent may be inconsistent, the provisions of this Agreement shall control.

    11.13 Arbitration.
          -----------

          (a) The parties agree that any dispute between or among them arising out of or based upon this Agreement, or the consummation of the transactions provided for herein shall be submitted to and resolved by arbitration in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association, and the decision of a single arbitrator in such dispute shall be final and binding on the parties to such arbitration proceeding.
Except as the arbitrator may otherwise award or assess the expenses of any such proceeding, each party shall bear its own costs and expenses, including the expense of its counsel, in any such arbitration proceeding. The arbitrator shall be appointed by agreement of the parties. If there is no agreement upon a single arbitrator within fifteen (15) days after the submission of the dispute for arbitration, the arbitrator shall be selected by the following procedure:
Satellink shall appoint one (1) arbitrator and Shareholders shall appoint one
(1) arbitrator and the two appointed arbitrators shall select a mutually agreeable third arbitrator, which arbitrator shall arbitrate the dispute in accordance with this SECTION 11.13. If either of the two arbitrators is not so appointed or if the two arbitrators refuse or fail to appoint the third arbitrator within 30 days after the expiration of the aforementioned 15 day period, either party may request the American Arbitration Association to make the appointment in default in accordance with its rules then obtaining and the parties shall abide by any appointment so made.

          (b) Prior to filing for Arbitration hereunder, either party seeking arbitration shall provide the other party with written notice of its intention to file for arbitration. That notice shall state with particularity the basis for such intent and the remedy sought. The recipient party shall have five (5) calendar days to provide a written reply. In the event that such reply does not resolve the matter, the parties agree to meet in person at least one time for the purpose of resolving the matter. That meeting shall occur within ten (10) days of the date the written notice of intent to arbitrate was received. The location for such meeting shall be selected by the party receiving the notice of intent to arbitrate, provided, however, that the selected location shall be within the states of North Carolina or Georgia. If the matter is not resolved by the parties within twenty (20) days of the receipt of the notice of intent to arbitrate, then arbitration may be immediately commenced.

    11.14 Execution in Counterparts.  This Agreement may be executed in
          -------------------------
any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.


                          SIGNATURES ON FOLLOWING PAGE

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 SATELLINK COMMUNICATIONS, INC.

                                 By:
                                    ------------------------------------------
                                      Jerry W. Mayfield
                                      President and Chief Executive Officer


                                 SATELLINK PAGING, LLC


                                 By:  SATELLINK COMMUNICATIONS, INC.,
                                        its Manager


                                 By:
                                    ------------------------------------------
                                      Jerry W. Mayfield
                                      President and Chief Executive Officer


                                 CAPE FEAR PAGING COMPANY OF
                                 NORTH CAROLINA


                                 By:
                                    ------------------------------------------
                                      V. Weyher Dawson, Jr.
                                      President


                                 CAPE FEAR PAGING COMPANY


                                 By:
                                    ------------------------------------------
                                      W. Weyher Dawson, Jr.
                                      President

                                 CF PAGING CORPORATION
                                 By:
                                    ------------------------------------------
                                      V. Weyher Dawson, Jr.
                                      President

                                 SHAREHOLDERS



                                 ---------------------------------
                                 Hannah L. Dawson



                                 ---------------------------------
                                 Jean H. Dawson



                                 ---------------------------------
                                 John G. Dawson, III



                                 ---------------------------------
                                 Terry L. Dawson



                                 ---------------------------------
                                 V. Weyher Dawson, Jr.



                                 ---------------------------------
                                 Margaret H. Dickson



                                 ---------------------------------
                                 Hannah D. Gage



                                 ---------------------------------
                                 Ann  H. Lawing

                                 CUE PAGING CORPORATION

                                 By:
                                    ---------------------------------
                                      Gordon E. Kaiser
                                      President and Chief Executive Officer